Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

TIME WARNER INC.

AT&T INC.

and

WEST MERGER SUB, INC.

Dated as of October 22, 2016

TABLE OF CONTENTS

-i-

ARTICLE VII CONDITIONS
7.1	Conditions to Each Party’s Obligation to Effect the Initial Merger	73
7.2	Conditions to Obligations of Parent and Merger Subs	74
7.3	Conditions to Obligation of the Company	75
ARTICLE VIII TERMINATION
8.1	Termination by Mutual Consent	75
8.2	Termination by Either Parent or the Company	76
8.3	Termination by the Company	76
8.4	Termination by Parent	76
8.5	Effect of Termination and Abandonment	77

-ii-

-iii-

INDEX OF DEFINED TERMS

Defined Term	Section
Acquisition Proposal	6.2(d)
Additional Consents	6.5(e)
Additional Contract	5.1(k)
Affiliate	5.1(a)
Affiliation Agreements	5.1(k)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(e)
Anti-Collusion Rules	5.1(v)
Antitrust Laws	6.5(a)(i)
Applicable Date	5.1(e)(i)
Average Parent Stock Price	4.1(a)
Bankruptcy and Equity Exception	5.1(c)
business day	1.2
Bylaws	2.2
CBAs	5.1(i)
Cash Consideration	4.1(a)
Certificate	4.1(a)
Certificate of Incorporation	2.1
Change in Recommendation	6.2(f)
Clean Team Agreement	9.7
Closing	1.2
Closing Date	1.2
CME	5.1(a)
Code	1.1(c)
Combined Entertainment Group	6.5(b)
Combined Entertainment Group Material Effect	6.5(b)
Common Stock	4.1(a)
Communications Act	5.1(d)(i)
Communications Laws	5.1(d)(i)
Communications Licenses	5.1(j)(ii)(A)
Company	Preamble
Company 401(k) Plans	6.9(d)
Company Acquisition Proposal	8.5(b)
Company Balance Sheet	5.1(g)
Company Bylaws	5.1(d)(ii)
Company Charter	5.1(d)(ii)
Company Director Restricted Stock Unit	4.5(b)
Company Disclosure Letter	5.1
Company Employee Restricted Stock Unit	4.5(c)
Company Employees	5.1(h)(i)
Company ERISA Affiliate	5.1(h)(iv)
Company ERISA Plan	5.1(h)(iii)

-iv-

Defined Term	Section
Company IP	5.1(o)(ii)
Company Material Adverse Effect	5.1(a)
Company Multiemployer Plan	5.1(h)(vi)
Company Non-U.S. Benefit Plan	5.1(h)(i)
Company Option	4.5(a)
Company Pension Plan	5.1(h)(iii)
Company Performance Stock Units	4.5(c)
Company Plan	5.1(h)(i)
Company Recommendation	5.1(c)
Company Reports	5.1(e)(i)
Company Requisite Vote	5.1(c)
Company Restricted Stock Units	4.5(c)
Company Stock Plans	5.1(b)(i)
Company Stockholders Meeting	6.4(a)
Company Termination Fee	8.5(b)
Company U.S. Benefit Plans	5.1(h)(iii)
Compensation Committee	4.5(d)
Confidentiality Agreement	9.7
Continuation Period	6.9(a)
Continuing Employees	6.9(a)
Contracts	5.1(d)(ii)
Copyrights	5.1(o)(viii)
Corporate Sub	Preamble
Credit Agreement	5.2(l)
D&O Insurance	6.11(b)
Debt Financing	6.15(g)
Debt Offers	6.15(b)
Debt Payoffs	6.15(c)
Deferred Compensation Plans	4.5(f)
DGCL	1.1(a)
Delaware Law	1.1(b)
Director Deferred Compensation Plans	4.5(e)
Dissenting Stockholders	4.1(a)
Environmental Law	5.1(m)
ERISA	5.1(h)(i)
Exchange Act	5.1(d)(i)
Exchange Agent	4.2(a)
Exchange Fund	4.2(a)
Exchange Ratio	4.1(a)
Excluded Shares	4.1(a)
Exploit	5.1(o)(viii)
Exploitation	5.1(o)(viii)
Export and Sanctions Regulations	5.1(j)(iv)(A)
FCC	5.1(d)(i)

-v-

Defined Term	Section
FCC License	5.1(j)(ii)(A)
FCPA	5.1(j)(iii)(A)
Final Surviving Entity	1.1(b)
Financing Sources	8.5(g)
First Certificate of Merger	1.3
First Effective Time	1.3
Foreign Competition Laws	5.1(d)(i)
Foreign License	5.1(j)(ii)(A)
Foreign Regulators	5.1(d)(i)
Foreign Regulatory Laws	5.1(d)(i)
GAAP	5.1(a)
Government Official	5.1(j)(iii)(A)
Governmental Consents	7.1(c)
Governmental Entity	5.1(d)(i)
Governmental Regulatory Entity	8.5(c)
Hazardous Substance	5.1(m)
HSR Act	5.1(b)(iii)
Indebtedness	5.1(e)(v)
Indemnified Parties	6.11(a)
Information Technology	5.1(o)(viii)
Initial Surviving Company	Recitals
Initial Merger	Recitals
Intellectual Property	5.1(o)(viii)
Intended Tax Treatment	1.1(c)
IRS	5.1(h)(i)
Knowledge of Parent	5.2(g)
Knowledge of the Company	5.1(a)
Laws	5.1(j)(i)
Library Pictures	5.1(o)(viii)
Library Tangible Assets	5.1(o)(viii)
Licenses	5.1(j)(i)
Lien	5.1(b)(ii)
LLC Act	Recitals
LLC Operating Agreement	2.2(b)
Material Contracts	5.1(k)
Mergers	Recitals
Merger Consideration	4.1(a)
Merger LLC	Recitals
Merger Subs	Recitals
Multiemployer Plan	5.1(h)(i)
Notional Share	4.5(e)
Notional Unit	4.5(f)
NYSE	4.1(a)
Offer Documents	6.15(b)

-vi-

Defined Term	Section
Option Exchange Ratio	4.5(a)
Order	5.1(j)(i)
Parent	Preamble
Parent Common Stock	Recitals
Parent Common Stock Unit	5.2(b)(i)
Parent Disclosure Letter	5.2
Parent Material Adverse Effect	5.2(a)
Parent Option	5.2(b)(i)
Parent Pension Plan	5.2(h)
Parent Preferred Stock	5.2(b)(i)
Parent Reimbursement Amount	8.5(c)
Parent Reports	5.2(e)(i)
Parent Stock Plans	5.2(b)(i)
Parent Stock Unit	4.5(c)
Payment	8.5(d)
Payor	8.5(d)
PBGC	5.1(h)(v)
Person	4.2(b)
Personal Data	5.1(o)(viii)
Preferred Stock	5.1(b)(i)
Proceedings	5.1(g)
Programs	5.1(o)(viii)
Prospectus/Proxy Statement	6.3(a)
PUC	5.1(d)(i)
Recipient	8.5(d)
Refund	8.5(e)
Registered IP	5.1(o)(i)
Regulatory Actions	6.5(b)
Regulatory Material Adverse Effect	6.5(b)
Representatives	6.2(a)
Required Governmental Consents	7.1(c)
S-4 Registration Statement	6.3(a)
Sarbanes-Oxley Act	5.1(e)(i)
SEC	4.5(g)
Second Certificate of Merger	1.3
Second Effective Time	1.3
Securities Act	4.5(g)
Segment	5.1(k)
Senior Executives	5.1(f)
Series Common Stock	5.1(b)(i)
Shares	4.1(a)
Significant Subsidiary	5.1(a)
Stock Consideration	4.1(a)
Stock Fund Interest	4.5(f)

-vii-

Defined Term	Section
Subsequent Merger	Recitals
Subsidiary	5.1(a)
Superior Proposal	6.2(d)
Superior Proposal Termination	6.2(f)
Takeover Statute	5.1(l)
Tax	5.1(n)(viii)
Tax Return	5.1(n)(viii)
Taxable	5.1(n)(viii)
Taxes	5.1(n)(viii)
Termination Date	8.2
Trade Secrets	5.1(o)(viii)
Trademarks	5.1(o)(viii)
Trading Day	4.1(a)
Uncertificated Shares	4.1(a)
Unproduced Properties	5.1(o)(viii)
Utilities Laws	5.1(d)(i)
Works in Progress	5.1(o)(viii)

-viii-

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated as of October 22, 2016, among Time Warner Inc. a Delaware corporation (the “Company”), AT&T Inc. a Delaware corporation (“Parent”), West Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Corporate Sub”), and, from and after the accession thereof to this Agreement in accordance with Section 6.19, Merger LLC (as defined herein).

RECITALS

WHEREAS, the Board of Directors of the Company, by resolutions duly adopted, has approved the merger of Corporate Sub with and into the Company with the Company as the surviving corporation in the merger (the “Initial Surviving Company”) (such merger, the “Initial Merger”) upon the terms and subject to the conditions set forth in this Agreement and approved and declared advisable this Agreement, and has resolved to recommend to its stockholders the adoption of this Agreement;

WHEREAS, prior to the Initial Merger, Parent will form a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger LLC” and together with Corporate Sub, the “Merger Subs”), and immediately subsequent to the Initial Merger, the Initial Surviving Company in the Initial Merger will merge with and into Merger LLC (the “Subsequent Merger”), in accordance with Section 1.1, on the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “LLC Act”);

WHEREAS, the Board of Directors of Parent, by resolutions duly adopted, has (i) approved this Agreement and the transactions contemplated hereby (which includes the Initial Merger and the Subsequent Merger (collectively, the “Mergers”)) and the issuance of shares of common stock, par value $1.00 per share, of Parent (the “Parent Common Stock”) pursuant to the Initial Merger upon the terms and subject to the conditions set forth in this Agreement and (ii) adopted and approved this Agreement;

WHEREAS, the Board of Directors of Corporate Sub, by resolutions duly adopted, has approved the Initial Merger upon the terms and subject to the conditions set forth in this Agreement, has approved and declared advisable this Agreement, and has resolved to recommend to its stockholder the adoption of this Agreement;

WHEREAS, the sole member of Merger LLC will approve the Subsequent Merger upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Company, Parent, Corporate Sub and Merger LLC desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

1.1            The Mergers.  (a) Upon the terms and subject to the conditions set forth in this Agreement, at the First Effective Time, Corporate Sub shall be merged with and into the Company and the separate corporate existence of Corporate Sub shall thereupon cease.  The Company shall be the surviving company in the Initial Merger, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Initial Merger, except as set forth in Article II.  The Initial Merger shall have the effects specified in the DGCL.

(b)            Immediately following the Initial Merger, upon the terms and subject to the conditions set forth in this Agreement, at the Second Effective Time, the Initial Surviving Company shall be merged with and into Merger LLC and the separate corporate existence of the Initial Surviving Company shall thereupon cease.  Merger LLC shall be the surviving company in the Subsequent Merger (the “Final Surviving Entity”), and the separate company existence of Merger LLC with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Subsequent Merger, except as set forth in Article II.  The Subsequent Merger shall have the effects specified in the DGCL and the LLC Act.

(c)            For U.S. federal income tax purposes, the parties hereto intend that (i) the Initial Merger and the Subsequent Merger be treated as a single integrated transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, (ii) Parent and the Company each be a party to the reorganization within the meaning of Section 368(b) of the Code and (iii) this Agreement will constitute a “plan of reorganization” within the meaning of the Code (clauses (i)-(iii) collectively, the “Intended Tax Treatment”).

1.2            Closing.  The closing of the Mergers (the “Closing”) shall take place (a) at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, as soon as reasonably practicable, and in no event later than the third business day, following the day on which the last to be satisfied or waived of each of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall have been satisfied or waived in accordance with this Agreement, or (b) at such other place and time and/or on such other date as the Company and Parent may otherwise agree in writing (the date on which the Closing occurs, the “Closing Date”).  For purposes of this Agreement, the term “business day” shall mean any day of the year on which banks are not required or authorized by Law to close in New York City, and on which dealings are carried on in the London interbank market and banks are open for business in London.

1.3            Effective Time.  Immediately following the Closing, the Company and Parent will cause a Certificate of Merger with respect to the Initial Merger (the “First Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in the DGCL.  The Initial Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed upon by the parties hereto in writing and set forth in the First Certificate of Merger in accordance with the DGCL (the “First Effective Time”).  Immediately following the First Effective Time, subject to the provisions of this Agreement, Merger LLC shall file a certificate of merger with respect to the Subsequent Merger satisfying the applicable requirements of Delaware Law (the “Second Certificate of Merger”) with the Secretary of State of the State of Delaware.  The Subsequent Merger shall become effective upon the filing of the Second Certificate of Merger with the Secretary of State of the State of Delaware immediately after the First Effective Time or at such later time as may be agreed upon by the parties hereto in writing and set forth in the Second Certificate of Merger in accordance with the DGCL and the LLC Act (the “Second Effective Time”).

ARTICLE II

ORGANIZATIONAL DOCUMENTS
OF THE SURVIVING COMPANIES

2.1            The Certificate of Incorporation and Certificate of Formation.  (a) At the First Effective Time, the certificate of incorporation of the Initial Surviving Company shall be amended and restated so as to read in its entirety as the certificate of incorporation of Corporate Sub in effect immediately prior to the First Effective Time, except that references to the name of Corporate Sub shall be replaced by the name of the Initial Surviving Company and references to the incorporator shall be removed (the “Certificate of Incorporation”), until thereafter amended as provided therein or by applicable Law (and subject to Section 6.11).

(b)            At the Second Effective Time, (i) the certificate of formation of Merger LLC as in effect immediately prior to the Second Effective Time shall continue to be the certificate of formation of the Final Surviving Entity (except that the certificate of formation of Merger LLC shall be amended in connection with the Subsequent Merger so that reference to the name of Merger LLC shall be replaced by the name of the Company (subject to any required modifications to reflect its status as a limited liability company)), until thereafter amended as provided by applicable Law.

2.2            The Bylaws and the Limited Liability Company Agreement.  (a) At the First Effective Time, the bylaws of the Initial Surviving Company shall be amended and restated so as to read in their entirety as the bylaws of Corporate Sub in effect immediately prior to the First Effective Time, except that references to the name of Corporate Sub shall be replaced by the name of the Initial Surviving Company (the “Bylaws”), until thereafter amended as provided therein or by applicable Law (and subject to Section 6.11).

(b)            At the Second Effective Time, the limited liability company operating agreement of Merger LLC as in effect immediately prior to the Second Effective Time shall continue to be the limited liability company operating agreement of the Final Surviving Entity, until thereafter amended as provided by applicable Law (the “LLC Operating Agreement”) (except that the limited liability company operating agreement of Merger LLC shall be amended in connection with the Subsequent Merger so that reference to the name of Merger LLC shall be replaced by the name of the Company (subject to any required modifications to reflect its status as a limited liability company)), until thereafter amended as provided therein or by applicable Law (and subject to Section 6.11).

ARTICLE III

DIRECTORS AND OFFICERS OF THE SURVIVING COMPANIES

3.1            Directors of Initial Surviving Company.  The parties hereto shall take all actions necessary so that the directors of Corporate Sub immediately prior to the First Effective Time shall, from and after the First Effective Time, be the directors of the Initial Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws.

3.2            Officers of the Initial Surviving Company.  The parties hereto shall take all actions necessary so that the officers of the Company immediately prior to the First Effective Time shall, from and after the First Effective Time, be the officers of the Initial Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws.

3.3            Officers of the Final Surviving Entity.  The parties hereto shall take all actions necessary so that the officers of the Initial Surviving Company immediately prior to the Second Effective Time shall, from and after the Second Effective Time, be the officers of the Final Surviving Entity until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the limited liability company operating agreement of the Final Surviving Entity and the LLC Act.

ARTICLE IV

EFFECT OF THE MERGER ON SECURITIES;
EXCHANGE

4.1            Effect on Capital Stock of Initial Merger.

(a)            At the First Effective Time, by virtue of the Initial Merger and without any action on the part of the holder of any capital stock of the Company, Parent, Corporate Sub or Merger LLC:

(i)            Merger Consideration.  Each share of Common Stock, par value $0.01 per share, of the Company (the “Common Stock,” and each a “Share” and collectively, the “Shares”) issued and outstanding immediately prior to the First Effective Time (other than (i) Shares owned by Parent or the Company, in each case not held on behalf of third parties, and (ii) Shares that are owned by stockholders (“Dissenting Stockholders”) who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (each such Share referred to in clauses (i) and (ii) above, an “Excluded Share” and, collectively, “Excluded Shares”)) shall be converted into the right to receive a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the Exchange Ratio (the “Stock Consideration”) plus $53.75 in cash (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”).  At the First Effective Time, all the Shares (other than the Excluded Shares) shall cease to be outstanding, shall be cancelled and shall cease to exist, and (A) each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) and (B) each book-entry account formerly representing any uncertificated Shares (“Uncertificated Shares”) (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration and, in each case, the right, if any, to receive pursuant to Section 4.2(e) cash in lieu of fractional shares into which such Shares have been converted pursuant to this Section 4.1(a) and any distribution or dividend pursuant to Section 4.2(c), and each Certificate and Uncertificated Share formerly representing Shares owned by Dissenting Stockholders shall thereafter represent only the right to receive the payment of which reference is made in Section 4.3.

As used in this Agreement, the term “Exchange Ratio” means the following (in each case rounded to three decimal places):

I.	if the Average Parent Stock Price is an amount greater than $41.349, then the Exchange Ratio shall be 1.300;

II.
if the Average Parent Stock Price is an amount greater than or equal to $37.411 but less than or equal to $41.349 then the Exchange Ratio shall be an amount equal to the quotient obtained by dividing (x) $53.75 by (y) the Average Parent Stock Price; or

III.	if the Average Parent Stock Price is an amount less than $37.411, then the Exchange Ratio shall be 1.437.

As used in this Agreement, the term “Average Parent Stock Price” means the average of the volume weighted averages of the trading prices of Parent Common Stock on the New York Stock Exchange (the “NYSE”) (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties) on each of the 15 consecutive Trading Days ending on (and including) the Trading Day that is three Trading Days prior to the date of the First Effective Time.

As used in this Agreement, the term “Trading Day” means a day on which shares of Parent Common Stock are traded on the NYSE.

(ii)            Cancellation of Excluded Shares.  Subject to Section 4.3, each Excluded Share shall, by virtue of the Initial Merger and without any action on the part of the Company, Parent, Merger Subs or the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(iii)            Corporate Sub.  Each share of common stock, par value $0.01 per share, of Corporate Sub issued and outstanding immediately prior to the First Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Initial Surviving Company.

(b)            Subsequent Merger.  At the Second Effective Time, each Initial Surviving Company share issued and outstanding immediately prior to the Second Effective Time shall be cancelled and shall cease to exist and no consideration shall be paid or payable in respect thereof and each limited liability company interest of Merger LLC shall be unaffected by the Subsequent Merger and shall remain outstanding as a limited liability company interest of the Final Surviving Entity.

4.2            Exchange of Certificates.

(a)            Exchange Agent.  At the First Effective Time, Parent shall deposit, or cause to be deposited, with an exchange agent selected by Parent with the Company’s prior approval, which shall not be unreasonably withheld or delayed (the “Exchange Agent”), for the benefit of the holders of Shares, (i) an aggregate number of shares of Parent Common Stock to be issued in uncertificated form or book-entry form and (ii) an aggregate amount of cash, in each case, comprising approximately the amounts required to be delivered pursuant to Section 4.1(a) in respect of Shares.  In addition, Parent shall deposit, or cause to be deposited, with the Exchange Agent, as necessary from time to time after the First Effective Time, any dividends or other distributions payable pursuant to Section 4.2(c) with respect to the Parent Common Stock issued pursuant to the Initial Merger with respect to Shares with a record and payment date after the First Effective Time and prior to the surrender of such Shares and cash in lieu of any fractional shares payable pursuant to Section 4.2(e).  All shares of Parent Common Stock and cash, together with the amount of any dividends and distributions deposited with the Exchange Agent pursuant to this Section 4.2(a), shall hereinafter be referred to as the “Exchange Fund”.  The Exchange Agent shall invest the cash portion of the Exchange Fund as directed by Parent; provided that such investments shall be in obligations, funds or accounts typical for (including having liquidity typical for) transactions of this nature.  To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the aggregate cash portion of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments.  Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under this Section 4.2(a) shall be promptly returned to Parent.

(b)            Exchange Procedures.  Promptly after the First Effective Time (and in any event within four business days thereafter), Parent shall cause the Exchange Agent to mail to each holder of record of Certificates (other than Excluded Shares) a letter of transmittal in customary form advising such holder of the effectiveness of the Merger and the conversion of its Shares into the right to receive the Merger Consideration, and specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(g)) and instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(g)).  Upon the surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(g)) to the Exchange Agent in accordance with the terms of such transmittal materials, the holder of such Certificate shall be entitled to receive in exchange therefor (i) that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to this Article IV in uncertificated form (or evidence of shares in book-entry form), and (ii) an amount in immediately available funds (or, if no wire transfer instructions are provided, a check, and in each case, after giving effect to any required Tax withholding provided in Section 4.2(h)) equal to (A) the cash amount that such holder is entitled to receive pursuant to Section 4.1(a) plus (B) any cash in lieu of fractional shares pursuant to Section 4.2(e) plus (C) any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to Section 4.2(c), and the Certificate so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.  In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the proper number of shares of Parent Common Stock in uncertificated form, together with a check for any cash to be paid upon due surrender of the Certificate and any other dividends or distributions in respect thereof, may be issued and/or paid to such a transferee if the Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.  If any shares (or evidence of shares in book-entry form) of Parent Common Stock are to be issued to a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay any stock transfer or other Taxes required by reason of the issuance of shares (or evidence of shares in book-entry form) of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Parent or the Exchange Agent that such Taxes have been paid or are not applicable.  For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(c)            Distributions with Respect to Unexchanged Shares; Voting.  (i)  All shares of Parent Common Stock to be issued pursuant to the Initial Merger shall be deemed issued and outstanding as of the First Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is after the First Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Parent Common Stock issuable in the Initial Merger.  No dividends or other distributions in respect of the Parent Common Stock issued pursuant to the Initial Merger shall be paid to any holder of any unsurrendered Certificate until such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(g)) is surrendered for exchange in accordance with this Article IV.  Subject to the effect of applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(g)), there shall be issued and/or paid to the holder of the whole shares of Parent Common Stock issued in exchange therefor, without interest thereon, (A) at the time of such surrender, the dividends or other distributions with a record date after the First Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the First Effective Time, but with a payment date subsequent to surrender.

(ii)            Registered holders of unsurrendered Certificates shall be entitled to vote after the First Effective Time at any meeting of Parent stockholders with a record date at or after the First Effective Time the number of whole shares of Parent Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates.

(d)            Transfers.  From and after the First Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the First Effective Time.

(e)            Fractional Shares.  Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued and any holder of Shares, Company Director Restricted Stock Units and Company Performance Stock Units entitled to receive a fractional share of Parent Common Stock but for this Section 4.2(e) shall be entitled to receive a cash payment in lieu thereof, which payment shall be calculated by the Exchange Agent and shall represent such holder’s proportionate interest in a share of Parent Common Stock based on the Average Parent Stock Price.

(f)            Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund and any Parent Common Stock) that remains unclaimed by the stockholders of the Company for 180 days after the First Effective Time shall be delivered, at Parent’s option, to Parent.  Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to Parent for delivery of any shares of Parent Common Stock and payment of cash and any dividends and other distributions in respect of the Parent Common Stock to be issued or paid pursuant to the provisions of this Article IV (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(g)), without any interest thereon.  Notwithstanding the foregoing, none of the Initial Surviving Company, Merger LLC, Parent, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.  To the fullest extent permitted by Law, immediately prior to the date any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, such Merger

Consideration shall become the property of the Final Surviving Entity, free and clear of all claims or interest of any Person previously entitled thereto.

(g)            Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it, the Exchange Agent or the Final Surviving Entity with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and the cash and any dividends and other distributions in respect of the Parent Common Stock that would have been issuable or payable pursuant to the provisions of this Article IV (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) had such lost, stolen or destroyed Certificate been surrendered.

(h)            Withholding Rights.  Each of Parent and the Merger Subs shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax Law.  To the extent that amounts are so withheld by the Merger Subs or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Merger Subs, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Merger Subs or Parent, as the case may be.

(i)            Uncertificated Shares.  Promptly after the First Effective Time, Parent shall cause the Exchange Agent to (i) mail to each holder of Uncertificated Shares (other than Excluded Shares) materials advising such holder of the effectiveness of the Initial Merger and the conversion of its Shares into the right to receive the Merger Consideration and (ii) issue in registered form to each holder of Uncertificated Shares that number of whole shares of Parent Common Stock that such holder is entitled to receive in respect of each such Uncertificated Share pursuant to this Article IV, cash that such holder is entitled to receive in respect of its Shares pursuant to Section 4.1(a), cash pursuant to Section 4.2(e) in lieu of fractional shares in respect of each such Uncertificated Share and any dividends and other distributions in respect of the Parent Common Stock to be issued or paid pursuant to the provisions of this Article IV (after giving effect to any required Tax withholdings as provided in Section 4.2(h)), without interest thereon.

4.3            Dissenters’ Rights.  No Dissenting Stockholder shall be entitled to receive shares of Parent Common Stock or cash or any dividends or other distributions pursuant to the provisions of this Article IV unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to dissent from the Initial Merger under the DGCL, and any Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder.  If any Person who otherwise would be deemed a Dissenting Stockholder shall have failed to properly perfect or shall have effectively withdrawn or lost the right to dissent under Section 262 of the DGCL or if a court of competent jurisdiction shall finally determine that the Dissenting Stockholder is not entitled to relief provided by Section 262 of the DGCL with respect to any Shares, such Shares shall thereupon be treated as though such Shares had been converted, as of the First Effective Time, into the right to receive the Merger Consideration without interest and less any required Tax withholding.  The Company shall give Parent (i) prompt written notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to stockholders’ rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal.  The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

4.4            Adjustments to Prevent Dilution.  In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for any such Shares, or Parent changes the number of shares of Parent Common Stock, in each case issued and outstanding prior to the First Effective Time as a result of a distribution, reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, subdivision, or other similar transaction, the Merger Consideration shall be equitably adjusted to eliminate the effects of such event on the Merger Consideration.

4.5            Company Stock Based Plans.  (a) At the First Effective Time, each outstanding option to purchase Shares (a “Company Option”) under the Company Stock Plans, whether vested or unvested, shall be converted into an option to acquire a number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) of (i) the number of Shares subject to the Company Option immediately prior to the First Effective Time and (ii) the Option Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the result obtained by dividing (A) the exercise price per Share of such Company Option immediately prior to the First Effective Time by (B) the Option Exchange Ratio; provided that the exercise price and the number of shares of Parent Common Stock purchasable pursuant to the Company Options shall be determined in a manner consistent with the requirements of Section 409A of the Code.  The “Option Exchange Ratio” shall mean a fraction (x) the numerator of which is the sum of the Cash Consideration and an amount equal to the product of (I) the Exchange Ratio and (II) the Average Parent Stock Price and (y) the denominator of which is the Average Parent Stock Price.  Except as specifically provided above, following the First Effective Time, each Company Option shall continue to be governed by the terms and conditions applicable to such Company Option immediately prior to the First Effective Time, including all vesting conditions that are applicable following a “Change in Control” as defined in the award agreement applicable to the Company Option; provided that each Company Option granted to a non-employee director of the Company shall vest and become exercisable at the First Effective Time.

(b)            At the First Effective Time, each outstanding restricted stock unit that was granted to a non-employee director of the Company (a “Company Director Restricted Stock

Unit”) under the Company Stock Plans, whether vested or unvested, shall be cancelled and shall only entitle the holder of such Company Director Restricted Stock Unit to receive (without interest), as soon as reasonably practicable after the First Effective Time (but in any event no later than three (3) business days after the Effective Time), (i) the Merger Consideration for each Share subject to such Company Director Restricted Stock Unit immediately prior to the First Effective Time and (ii) a cash payment equal to the amount of any unpaid “Retained Distributions” as defined in the award agreement applicable to the Company Director Restricted Stock Unit.

(c)            At the First Effective Time, each outstanding restricted stock unit other than a Company Director Restricted Stock Unit (a “Company Employee Restricted Stock Unit,” and together with the Company Director Restricted Stock Units, the “Company Restricted Stock Units”) under the Company Stock Plans, whether vested or unvested, other than any restricted stock units that were granted pursuant to a “Performance Stock Units Agreement” (the “Company Performance Stock Units”), shall be converted into (i) the right to receive a cash payment equal to (A) (1) the Cash Consideration multiplied by (2) the number of Shares underlying such Company Employee Restricted Stock Unit, which shall be treated as a “Retained Distribution” for purposes of the award agreement applicable to such Company Employee Restricted Stock Unit, plus (B) the amount of any accrued “Retained Distributions” that remain unpaid as of the Effective Time, and (ii) a restricted stock unit on the number of shares of Parent Common Stock (a “Parent Stock Unit”) equal to the Exchange Ratio multiplied by the number of Shares underlying such Company Employee Restricted Stock Unit; provided that, any fractional Parent Stock Unit shall be converted into a cash payment in lieu thereof based on the Average Parent Stock Price, and such payment shall be a “Retained Distribution”.  Except as specifically provided above, following the First Effective Time, each Parent Stock Unit and the related “Retained Distributions” (including in respect of the Cash Consideration) shall continue to be governed by the terms and conditions applicable to the corresponding Company Employee Restricted Stock Unit immediately prior to the First Effective Time, including all vesting conditions that are applicable following a “Change in Control” as defined in the award agreement applicable to the Company Employee Restricted Stock Unit and all dividend equivalent rights.

(d)            At the First Effective Time, each outstanding Company Performance Stock Unit under the Company Stock Plans, whether vested or unvested, shall be cancelled and shall only entitle the holder of such Company Performance Stock Unit to receive (without interest), as soon as reasonably practicable after the First Effective Time (but in any event no later than three (3) business days after the First Effective Time), (i) the Merger Consideration for each Share subject to such Company Performance Stock Unit immediately prior to the First Effective Time as determined in accordance with the immediately following sentence, and (ii) a cash payment equal to the amount of any unpaid and related “Retained Distributions” as defined in the award agreement applicable to the Company Performance Stock Unit, in each case less applicable tax withholdings.  For purposes of the immediately preceding sentence, the number of Shares subject to such Company Performance Stock Unit and related Retained Distributions shall be determined by the Compensation and Human Development Committee of the Board of

Directors of the Company (the “Compensation Committee”), subject to Parent review, prior to the First Effective Time in accordance with Section 6 of the applicable award agreement.

(e)            At the First Effective Time, each notional Share (each, a “Notional Share”) subject to the Company’s Non-Employee Directors’ Deferred Compensation Plan or the Deferred Compensation Plan for Directors of the Company (together, the “Director Deferred Compensation Plans”) shall be deemed converted into an amount in cash equal to the numerator of the Option Exchange Ratio, and the resulting amount shall be deemed reinvested in the notional fund under the Director Deferred Compensation Plans that is deemed to credit interest at a specified rate.  For the avoidance of doubt, a Notional Share shall not include any interest in the Company Stock Fund under the Company Savings Plan.

(f)            With respect to each unit (each, a “Notional Unit”) subject to the Company Deferred Compensation Plan (together with the Director Deferred Compensation Plans, the “Deferred Compensation Plans”) that is deemed to have a value based on an interest in the Company Stock Fund under the Company Savings Plan (each, a “Stock Fund Interest”), at the First Effective Time, such Notional Unit shall be deemed converted into an amount in cash equal to the fair market value of a Stock Fund Interest, which fair market value shall be determined (i) taking into account any cash held or deemed held by the Company Stock Fund as of the Closing Date that is unrelated to the Cash Consideration and (ii)  based on the assumption that any Merger Consideration held or deemed held by the Company Stock Fund as of the Closing Date has a value equal to the numerator of the Option Exchange Ratio.

(g)            As soon as practicable after the First Effective Time, Parent shall, if registration of the shares of Parent Common Stock issuable under a Company Stock Plan or other Company Plan is required under the Securities Act of 1933, as amended (the “Securities Act”), file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 or Form S-8, as the case may be (or any successor form), or another appropriate form with respect to such Parent Common Stock and shall use commercially reasonable efforts to have such registration statement declared effective as soon as practicable following such filing.

(h)            At or prior to the First Effective Time, the Company, the Board of Directors of the Company and the Compensation Committee, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 4.5.  Parent shall take all actions as are reasonably necessary for the assumption of the Company Options and Company Employee Restricted Stock Units pursuant to Section 4.5(a) and Section 4.5(c).  Without limiting the foregoing, the Company shall take all necessary action to ensure that the Initial Surviving Company will not be bound at the First Effective Time by any options, stock appreciation rights, units or other rights, awards or arrangements under the Company Stock Plans that would entitle any Person after the First Effective Time to beneficially own any Shares or to receive any payments in respect thereof, and all Company Stock Plans conferring any rights to Shares or other capital stock of the Company shall be deemed to be amended to be in conformity with this Section 4.5.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1            Representations and Warranties of the Company.  Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company at the time of entering into this Agreement (the “Company Disclosure Letter”) (it being understood that any disclosure set forth in one section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent the qualifying nature of such disclosure with respect to such other section or subsection is reasonably apparent on the face of such disclosure) or, to the extent the qualifying nature of such disclosure with respect to a specific representation and warranty is reasonably apparent therefrom, as set forth in the Company Reports filed on or after January 1, 2016 and prior to the date of this Agreement (excluding all disclosures (other than statements of historical fact) in any “Risk Factors” section and any disclosures included in any such Company Reports that are cautionary, predictive or forward looking in nature), the Company hereby represents and warrants to Parent and Merger Subs, as of the date of this Agreement and as of the Closing that:

(a)            Organization, Good Standing and Qualification.  Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.  Prior to the date of this Agreement, the Company has made available to Parent complete and correct copies of the respective certificates of incorporation and bylaws (or comparable organizational documents) of the Company and each of its Significant Subsidiaries as amended to and as in effect on the date of this Agreement.

As used in this Agreement, (i) the term “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries (it being understood that based solely on the information made available to Parent prior to the date hereof, notwithstanding anything to the contrary contained herein, The CW Network, LLC, Central European Media Enterprises, Ltd. (“CME”) and HBO Latin America Group each shall not be considered a Subsidiary of the Company for purposes of this Agreement), (ii) the term “Significant Subsidiary” means any Subsidiary of the Company that constitutes a “significant subsidiary” of the Company within the meaning of Rule 1−02 of Regulation S−X, (iii) the term “Affiliate” means, when used with respect to any party, any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act, (iv) “Company Material Adverse Effect” means (A) an effect that would prevent, materially delay or materially impair the ability of the Company to consummate the Mergers, or (B) a material adverse effect on the financial condition, properties, assets, business or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any such effect resulting from or arising in connection with: (1) changes in, or events generally affecting, the financial, securities or capital markets, (2) general economic or political conditions in the United States or any foreign jurisdiction in which the Company or any of its Subsidiaries operate, including any changes in currency exchange rates, interest rates, monetary policy or inflation, (3) changes in, or events generally affecting, the industries in which the Company or any of its Subsidiaries operate, (4) any acts of war, sabotage, civil disobedience or terrorism or natural disasters (including hurricanes, tornadoes, floods or earthquakes), (5) any failure by the Company or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions in respect of financial performance for any period, (6) a decline in the price of the Shares, or a change in the trading volume of the Shares, on the NYSE, provided that the exceptions in clauses (5) and (6) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure or decline or change (if not otherwise falling within any of the exclusions pursuant to the other clauses of this definition) has resulted in, or contributed to, a Company Material Adverse Effect, (7) changes in Law, (8) changes in U.S. generally accepted accounting principles (“GAAP”) (or authoritative interpretation thereof), (9) the taking of any specific action expressly required by this Agreement or taken with Parent’s written consent to the extent the effects thereof are reasonably explained in writing by the Company prior to the time of such consent or the failure to take any specific action expressly prohibited by this Agreement and as for which Parent declined to consent or (10) the announcement or pendency (but, for the avoidance of doubt, not the consummation) of this Agreement and the Mergers, including the impact thereof on the relationships with customers, suppliers, distributors, partners or employees (provided that the exception in this clause (10) shall not apply to references to “Company Material Adverse Effect” in Section 5.1(d) and Section 5.1(o)(ii)); provided, however, that the changes, effects, circumstances or developments set forth in the foregoing clauses (1), (2), (3), (4), (7) and (8) shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred to the extent such changes, effects, circumstances or developments have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate, but, in such event, only the incremental disproportionate impact of such changes, effects, circumstances or developments shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred, and (v) the term “Knowledge of the Company” means the actual knowledge of the individuals identified on Section 5.1(a)(v) of the Company Disclosure Letter.

(b)            Capital Structure.

(i)            The authorized capital stock of the Company consists of (A) 8,330,000,000 Shares, (B) 750,000,000 shares of preferred stock, par value $0.10 per share (the “Preferred Stock”) and (C) 600,000,000 shares of Series Common Stock, par value $0.01 per share (the “Series Common Stock”).  As of the close of business on September 30, 2016,

772,769,527 shares of Common Stock were issued and outstanding and no other shares of Common Stock or shares of the Preferred Stock or Series Common Stock were issued and outstanding on such date.  All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable.  As of September 30, 2016, there were an aggregate of 52,741,311 Shares reserved for, and 33,437,890 Shares subject to, issuance pursuant to the Company Plans identified in Section 5.1(b)(i)(A) of the Company Disclosure Letter as being the only Company Plans pursuant to which Shares may be issued (the “Company Stock Plans”). Except as provided in the preceding sentence and except for Shares that after the date hereof become reserved for issuance or subject to issuance as permitted under this Agreement, the Company has no Shares reserved for, or subject to, issuance.  The Company has no shares of Preferred Stock, shares of Series Common Stock or other shares of capital stock reserved for or subject to issuance (it being understood that “other shares of capital stock” shall not include Shares).  Section 5.1(b)(i)(B) of the Company Disclosure Letter contains a correct and complete list as of September 30, 2016 of (x) the number of Shares subject to outstanding Company Options under the Company Stock Plans, (y) the number of Shares subject to outstanding Company Restricted Stock Units under the Company Stock Plans and (z) the number of Shares subject to outstanding Company Performance Stock Units (assuming the achievement of performance criteria at maximum levels) under the Company Stock Plans.

(ii)            From September 30, 2016 to the execution of this Agreement, the Company has not issued any Shares except pursuant to the exercise of Company Options or the settlement of Company Restricted Stock Units outstanding as of September 30, 2016, in accordance with their terms and, since September 30, 2016, except as permitted by this Agreement for the period following the date of this Agreement, the Company has not issued any Company Options, Company Restricted Stock Units or Company Performance Stock Units.  Upon any issuance of any Shares in accordance with the terms of the Company Stock Plans, such Shares will be duly authorized, validly issued and fully paid and nonassessable and free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”).  Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries has been duly authorized and validly issued and is fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any Lien (other than any Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been recorded in the Company’s financial statements).  Except as set forth in Section 5.1(b)(i), as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other equity or voting securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from the Company or any of its Subsidiaries any equity or voting securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.  The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(iii)            Section 5.1(b)(iii) of the Company Disclosure Letter sets forth, as of the date of this Agreement, (A) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary and (B) any other Person in which the Company or any of its Subsidiaries may hold capital stock or other equity interest that has a book value in excess of $10,000,000 (other than securities held by any employee benefit plan of the Company or any of its Subsidiaries or any trustee, agent or other fiduciary in such capacity under any such employee benefit plan). No Subsidiary of the Company owns any Shares. As of the date of this Agreement, the Company does not own, directly or indirectly, any voting interest in any Person that is reasonably likely to require an additional filing by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), in connection with the Mergers.

(iv)            Each Company Option (A) was granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the Company Stock Plans pursuant to which it was issued, (B) has an exercise price per Share equal to or greater than the fair market value of a Share on the date of such grant, (C) has a grant date identical to the date on which the Company’s Board of Directors or the Compensation Committee (including through delegation) actually awarded such Company Option or on a date thereafter as specified by the Company’s Board of Directors or the Compensation Committee (including through delegation) in their respective authorization of such Company Options, (D) qualifies in all material respects for the Tax and accounting treatment afforded to such Company Option in the Company’s Tax Returns and the Company Reports, respectively, and (E) complies in all material respects with Section 409A of the Code.

(c)            Corporate Authority and Approval; Financial Advisor Opinions.  The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Initial Merger, subject only to adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a meeting duly called and held for such purpose (the “Company Requisite Vote”).  This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).  As of the date of this Agreement, the Board of Directors of the Company has (i) (A) unanimously determined that the Initial Merger is fair to, and in the best interests of, the Company and its stockholders, (B) approved the Initial Merger and the other transactions contemplated hereby, (C) approved and declared advisable this Agreement, and (D) subject to Section 6.2, resolved to recommend the adoption of this Agreement to the holders of Shares (the “Company Recommendation”), (ii) received the separate opinions of Allen & Company LLC, Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC, each to the effect that, as of the date of such opinion and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the Merger Consideration to be received by holders of Shares pursuant to this Agreement is fair, from a financial point of view, to such holders, and (iii) directed that this Agreement be submitted to the holders of Shares for their adoption.  The Board of Directors of the Company has taken all action so that Parent will not be an “interested stockholder” or prohibited from entering into or consummating a “business combination” with the Company (in each case, as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby.

(d)            Governmental Filings; No Violations.  (i)  Other than the necessary filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (A) pursuant to Section 1.3, (B) required under the HSR Act or any applicable foreign competition laws (the “Foreign Competition Laws”) in connection with the Mergers, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act, (C) to comply with state securities or “blue-sky” Laws, (D) as may be required with or to the Federal Communications Commission (“FCC”) under the Communications Act of 1934, as amended (the “Communications Act”), or applicable rules and regulations promulgated thereunder (together with the Communications Act, the “Communications Laws”), (E) as may be required with or to the local and state public utility commissions or similar local and state regulatory bodies (each, a “PUC”) and other local and state Governmental Entities pursuant to applicable local and state Laws regulating the telecommunications business or services (“Utilities Laws”) and (F) as may be required with or to foreign and transnational Governmental Entities pursuant to applicable foreign and transnational Laws regarding the provision of broadcasting or audio-visual media services (such Governmental Entities, “Foreign Regulators”, and such laws, “Foreign Regulatory Laws”), no filings, notices and/or reports are required to be made by the Company or its Subsidiaries with, nor are any consents, registrations, approvals, permits, expirations of waiting periods or authorizations required to be obtained by the Company or its Subsidiaries from, any domestic, foreign or transnational governmental, competition or regulatory authority, court, arbitral tribunal agency, commission, body or other legislative, executive or judicial governmental entity or self-regulatory agency (each, a “Governmental Entity”) in connection with the execution, delivery and performance of this Agreement by the Company and/or the consummation by the Company of the Mergers and the other transactions contemplated hereby, except, in each case, those that the failure to make or obtain would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(ii)            The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Mergers and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the Company’s Restated Certificate of Incorporation, effective as of July 27, 2007 and as amended on June 4, 2008, March 27, 2009, August 13, 2009, May 24, 2011 and December 31, 2011 (as so amended, the “Company Charter”) or By-Laws, as amended through January 28, 2016 (the “Company Bylaws”) or the comparable governing instruments of any of its Significant Subsidiaries, (B) with or without the lapse of time or the giving of notice or both, a breach or violation of, a default or termination or modification (or right of termination or modification) under, payment of additional fees under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any agreement, lease, license, contract, consent, settlement, note, mortgage, indenture, arrangement, understanding or other obligation (“Contracts”) binding upon the Company or any of its Subsidiaries, or, assuming (solely with respect to performance of this Agreement and consummation of the Mergers and the other transactions contemplated hereby) the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods and authorizations referred to in Section 5.1(d)(i) are made or obtained and receipt of the Company Requisite Vote, under any Law, Order or License to which the Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations under any Contract to which the Company or any of its Subsidiaries is a party, except, in the case of clauses (B) and (C) above, for any such breach, violation, default, termination, modification, payment, acceleration, creation or change that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(iii)            As of the date of this Agreement, the Company is not party to or bound by any Contract that is material to the Company and its Subsidiaries, taken as a whole.

(e)            Company Reports; Financial Statements.  (i)  The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with or to the SEC pursuant to the Exchange Act or the Securities Act since December 31, 2014 (the “Applicable Date”) (the forms, statements, reports and documents filed with or furnished to the SEC since the Applicable Date and those filed with or furnished to the SEC subsequent to the date of this Agreement, in each case as amended, the “Company Reports”).  Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports.  As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii)            The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(iii)            The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act.  Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC under the Exchange Act.  The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act).  Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  The Company has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to the

Company’s auditors and the audit committee of the Company’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.  The Company has made available prior to the date of this Agreement to Parent (I) either materials relating to or a summary of any disclosure of matters described in clauses (x) or (y) in the preceding sentence made by management of the Company to its auditors and audit committee on or after the Applicable Date and prior to the date of this Agreement and (II) any material communication on or after the Applicable Date and prior to the date of this Agreement made by management of the Company or its auditors to the audit committee as required by the listing standards of the NYSE, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since June 30, 2016 and prior to the date of this Agreement, no complaints from any source regarding a material violation of accounting procedures, internal accounting controls or auditing matters or compliance with Law, including from Company Employees regarding questionable accounting, auditing or legal compliance matters have, to the Knowledge of the Company, been received by the Company.

(iv)            Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents or, in the case of Company Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the consolidated financial position of the Company and its Subsidiaries, as of the date of such balance sheet, and each of the consolidated statements of operations, cash flows and changes in stockholders’ equity (deficit) included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or, in the case of Company Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that are not or will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto.

(v)            Neither the Company nor any of its Subsidiaries has incurred any Indebtedness, or issued or sold any debt securities or rights to acquire any debt security of the Company or any of its Subsidiaries, the terms of which, or the terms of any instrument under which such Indebtedness, debt securities or rights were issued, requires the public listing of such Indebtedness, debt securities or rights or the maintenance by the Company or any of its Subsidiaries of registration under the Exchange Act.  As used in this Agreement, the term “Indebtedness” means, with respect to any Person, without duplication, all obligations or undertakings by such Person (i) for borrowed money (including deposits or advances of any kind to such Person); (ii) evidenced by bonds, debentures, notes or similar instruments; (iii) for capitalized leases or to pay the deferred and unpaid purchase price of property or equipment; (iv) pursuant to securitization or factoring programs or arrangements; (v) pursuant to guarantees and arrangements having the economic effect of a guarantee of any Indebtedness of any other Person (other than between or among any of Parent and its wholly owned Subsidiaries or between or among the Company and its wholly owned Subsidiaries); (vi) to maintain or cause to be maintained the financing or financial position of others; (vii) net cash payment obligations of such Person under swaps, options, derivatives and other hedging Contracts or arrangements that will be payable upon termination thereof (assuming termination on the date of determination) or (viii) letters of credit, bank guarantees, and other similar Contracts or arrangements entered into by or on behalf of such Person to the extent they have been drawn upon.

(f)            Absence of Certain Changes.  Since December 31, 2015, there has not been any change, effect, circumstance or development which has had or would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Since June 30, 2016 and through the date of this Agreement, (i) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of such businesses consistent with past practice in all material respects; (ii) the Company and its Subsidiaries have not declared, set aside or paid any dividend or distribution payable in cash, stock or property in respect of any capital stock (except for (x) normal quarterly cash dividends in an amount equal to $0.4025 per Share on the Shares, (y) dividends or other distributions by any wholly owned Subsidiary of the Company to the Company or to any other wholly owned Subsidiary of the Company, and (z) any repurchases of Shares pursuant to the Company’s share repurchase program); (iii) the Company and its Subsidiaries have not incurred any Indebtedness other than in the ordinary course of business and consistent with past practice or any indebtedness for borrowed money in any event; (iv) other than in the ordinary course of business and consistent with past practice, the Company and its Subsidiaries have not transferred, leased, licensed, sold, let lapse, abandoned, cancelled, mortgaged, pledged, placed a Lien upon or otherwise disposed of any of the Company’s or its Subsidiaries’ property or assets (including capital stock of any of the Company’s Subsidiaries) with fair market values in excess of $25,000,000 individually or $100,000,000 in the aggregate (other than such actions solely among the Company and any of its wholly owned Subsidiaries); (v) other than in the ordinary course of business and consistent with past practice with respect to loans, advances, capital contributions and investments not in excess of $25,000,000 individually or $100,000,000 in the aggregate, the Company and its Subsidiaries have not made any loan, advance or capital contribution to, or investment in, any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company); (vi) the Company and its Subsidiaries have not acquired any business, whether by merger, consolidation, purchase of property or assets or otherwise, for consideration in excess of $25,000,000 individually or $100,000,000 in the aggregate; (vii) other than in the ordinary course of business and consistent with past practice, there has not been any increase in the compensation payable or to become payable to the chief executive officer of the Company or any of the three primary operating units of the Company or any of their respective direct reports (collectively, the “Senior Executives”) and (viii) the Company and its Subsidiaries have not made any material change with respect to financial accounting policies or procedures.

(g)            Litigation and Liabilities.  There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings (“Proceedings”), pending or, to the Knowledge of the Company, threatened against the Company or any of its

Subsidiaries, except for those that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.  There are no obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise other than (i) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the consolidated balance sheet of the Company as of June 30, 2016 and the notes thereto set forth in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2016 (the “Company Balance Sheet”); (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since June 30, 2016; (iii) liabilities or obligations arising out of this Agreement (and which do not arise out of a breach by the Company of any representation or warranty in this Agreement) or third-party service provider obligations incurred in connection with the transactions contemplated hereby; or (iv) liabilities or obligations that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree, award, stipulation or settlement of or with any Governmental Entity that would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect (except to the extent expressly consented to by Parent pursuant to Section 6.5).

(h)            Employee Benefits.  (i)  For the purposes of this Agreement, the term “Company Plan” shall mean any benefit and compensation plan, contract, policy, program or arrangement maintained, sponsored or contributed to by the Company or any of its Subsidiaries covering current or former employees of the Company and its Subsidiaries (“Company Employees”) and current or former directors of the Company, including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any incentive and bonus, deferred compensation, stock purchase, employment, retention, severance, termination, change in control, restricted stock, stock option, stock appreciation rights or stock based plans, and the Company Plans maintained outside of the United States primarily for the benefit of Company Employees working outside of the United States are hereinafter referred to as the “Company Non-U.S. Benefit Plans”; provided that the term Company Plan shall exclude any “multiemployer plan” within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”).  Each material Company Plan as of the date of this Agreement is listed in Section 5.1(h)(i) of the Company Disclosure Letter and each such Company Plan which has received a favorable determination letter from the Internal Revenue Service (the “IRS”) National Office has been separately identified.  True and complete copies of each of the material Company Plans (or, if unwritten, a written summary thereof), and all amendments thereto, have been provided or made available to Parent on or prior to the date of this Agreement.

(ii)            All Company Plans are in compliance with applicable Laws (including, if applicable, ERISA and the Code), except as would not be reasonably likely to result in any liability that is material to the Company and its Subsidiaries, taken as a whole.

(iii)            Each Company Plan other than any Company Non-U.S. Benefit Plan (collectively, the “Company U.S. Benefit Plans”), which is subject to ERISA (a “Company ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of

ERISA (a “Company Pension Plan”) intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS and, to the Knowledge of the Company, circumstances do not exist that are likely to result in the loss of the qualification of such plan under Section 401(a) of the Code.  Any voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code which provides benefits under a Company U.S. Benefit Plan has (A) received an opinion letter from the IRS recognizing its exempt status under Section 501(c)(9) of the Code and (B) filed a timely notice with the IRS pursuant to Section 505(c) of the Code, and the Company is not aware of circumstances likely to result in the loss of such exempt status under Section 501(c)(9) of the Code.  Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company ERISA Plan that, assuming the Taxable period of such transaction expired as of the date of this Agreement, could subject the Company or any Subsidiary to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.  Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a material Tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any material liability under Section 4071 of ERISA.

(iv)            No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (a “Company ERISA Affiliate”), except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(v)            No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation (“PBGC”) Reg. Section 4043.33 or 4043.66, has been required to be filed for any Company Pension Plan or by any Company ERISA Affiliate within the 12-month period ending on the date of this Agreement.  No notices have been required to be sent to participants and beneficiaries or the PBGC under Section 302 or 4011 of ERISA or Section 412 of the Code.

(vi)            Each Multiemployer Plan maintained, sponsored or contributed to by the Company or any Company ERISA Affiliate (a “Company Multiemployer Plan”), as of the date of this Agreement, is listed in Section 5.1(h)(vi) of the Company Disclosure Letter, and true and complete copies of each such Multiemployer Plan and all amendments thereto have been provided or made available to Parent on or prior to the date of this Agreement. With respect to any Company Multiemployer Plan, (1) neither the Company nor any Company ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, and (2) a complete withdrawal from all such Multiemployer Plans at the First Effective Time or the Second Effective Time would not reasonably be likely to have a Company Material Adverse Effect.

(vii)            All contributions required to be made by the Company or its Subsidiaries under each Company Plan and each Company Multiemployer Plan, as of the date of this Agreement, have been timely made and all obligations in respect of each Company Plan and Company Multiemployer Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date of this Agreement, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(viii)            Neither any Company Pension Plan nor any single-employer plan of a Company ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no Company ERISA Affiliate has an outstanding funding waiver.  Neither any Company Pension Plan nor any single-employer plan of a Company ERISA Affiliate has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year.  It is not reasonably anticipated that required minimum contributions to any Company Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code.  Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Company Pension Plan or to any single-employer plan of a Company ERISA Affiliate pursuant to Section 401(a)(29) of the Code.  With respect to any Company Pension Plan subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA, (1) no such plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code), (2) no unsatisfied liability (other than for premiums to the PBGC) under Title IV of ERISA has been, or is expected to be, incurred by the Company or any of its Subsidiaries and (3) the PBGC has not instituted proceedings to terminate any such Company Pension Plan.

(ix)            Under each Company Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Company Pension Plan’s most recent actuarial valuation), did not materially exceed the then current value of the assets of such Company Pension Plan, and there has been no material change in the financial condition, whether or not as a result of a change in funding method, of such Company Pension Plan since the last day of the most recent plan year.

(x)            As of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened litigation relating to the Company Plans, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(xi)            Neither the Company nor its Subsidiaries have any obligations for material retiree health or life benefits under any of the Company ERISA Plans or any collective bargaining agreement, except as required by Section 4980B of the Code or Section 601 of ERISA.

(xii)            Neither the execution of this Agreement, stockholder adoption of this Agreement, receipt of approval or clearance from any one or more Governmental Entities of the Mergers or the other transactions contemplated by this Agreement, nor the consummation of the Mergers or the other transactions contemplated hereby will, (A) cause any employees of the Company or any of its Subsidiaries to become eligible for any increase in severance pay (including any increase from zero) upon any termination of employment after the date of this Agreement, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of material compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans or (C) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Company Plans.

(xiii)            Neither the Company nor any of its Subsidiaries has any obligation to gross up, indemnify or otherwise reimburse any individual for any taxes, interest or penalties incurred pursuant to Sections 409A, 280G or 4999 of the Code.

(xiv)            Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (A) the Company and its Subsidiaries (I) are in compliance with applicable Laws that require amounts to be withheld, informed and/or paid with respect to earnings, salaries and other payments to employees, including applicable withholding Taxes, health and social security contributions and pension contributions and (II) have no liability by reason of an individual who performs or performed services for the Company or any of the Subsidiaries in any capacity being improperly excluded from participating in a Company Plan and (B) to the Knowledge of the Company, each of the employees of the Company and its Subsidiaries has been properly classified by the Company and its Subsidiaries as “exempt” or “non-exempt” under applicable Law.

(i)            Labor Matters.  (i)  As of the date of this Agreement, except as would not result in any material liability to the Company and its Subsidiaries, taken as a whole, (A) neither the Company nor any of its Subsidiaries is a party to or otherwise bound by work rules or a collective bargaining agreement or other similar Contract with a labor union or labor organization (collectively, “CBAs”), (B) nor is the Company or any of its Subsidiaries the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel the Company to bargain with any labor union or labor organization, (C) nor is there pending or, to the Knowledge of the Company, threatened, nor has there been since January 1, 2012 and prior to the date of this Agreement, any labor strike, walkout, work stoppage, slow-down or lockout affecting Company Employees.  On and after the date of this Agreement, there has been no labor strike, walkout, work stoppage, slow-down or lockout affecting Company Employees, except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.  Except as would not result in any material liability to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement, none of the employees of the Company or any of its Subsidiaries is represented by a labor union, and, to the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit being made or threatened involving employees of the Company or any of its Subsidiaries.

(ii)            The Company is, and has been since January 1, 2012, in compliance with all applicable Laws governing employment or labor, including all contractual commitments and all such Laws relating to wages, hours, worker classification, contractors, immigration, collective bargaining, discrimination, civil rights, safety and health and workers’ compensation except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.  The Company does not have any material requirement under Contract or Law to provide notice to, or to enter into any consultation procedure with, any labor union or other organization in connection with the execution of this Agreement or the transactions contemplated by this Agreement.

(j)            Compliance with Laws, Licenses.

(i)            The businesses of each of the Company and its Subsidiaries since January 1, 2012 have not been, and are not being, conducted in violation of any applicable federal, state, local, foreign or transnational law, statute or ordinance, common law, or any rule or regulation (collectively, “Laws”) or any order, judgment, injunction, ruling, writ, award or decree of any Governmental Entity (collectively, “Order”), except for such violations that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.  To the Knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, as of the date of this Agreement, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews the outcome of which would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.  Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, the Company and its Subsidiaries possess each permit, license, certification, approval, registration, consent, authorization, franchise, concession, variance, exemption and order issued or granted by a Governmental Entity (collectively, “Licenses”) necessary to conduct their respective businesses.

(ii)            (A)  Section 5.1(j)(ii)(A) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of (I) each License that is issued or granted by the FCC (each, an “FCC License”) to the Company or any of its Subsidiaries, (II)  each License that is issued or granted by a Foreign Regulator (each, a “Foreign License”) to the Company or any of its Subsidiaries, and (III)  all Licenses (other than the FCC Licenses and the Foreign Licenses) issued or granted to the Company or any of its Subsidiaries by any Governmental Entity, authorizing the Company or any of its Subsidiaries to provide broadcasting and/or audio-visual media services, and/or own, operate or install broadcasting and/or audio-visual media networks and facilities, including satellites, or to use radio frequencies (collectively with the FCC Licenses and the Foreign Licenses, the “Communications Licenses”).  Each of the Company and its Subsidiaries is in compliance with the Communications Licenses and the rules and regulations of the Governmental Entities issuing such Communications Licenses, except for failures to comply that are, individually and in the aggregate, not material to the Company and its Subsidiaries, taken as a whole.  There is not pending or, to the Knowledge of the Company, threatened before the FCC or a Foreign Regulator or any other Governmental Entity, any material proceeding, notice of violation, order of forfeiture, inquiry, administrative action, complaint or investigation (I) against the Company or any of its Subsidiaries, (II) relating to any of the Communications Licenses, including any such proceeding, notice, order, inquiry, action, complaint or investigation reasonably likely to result in the revocation, suspension, cancellation, rescission or modification of any material Communications License or other impairment in any material respect of the operation of the Company’s and its Subsidiaries’ business as it is conducted as of the date of this Agreement, except (x) proceedings to amend the Communications Laws not directed at the Company or its Subsidiaries or (y) proceedings of general applicability to the broadcasting and/or audio-visual media services industries or (III) that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(B)            Section 5.1(j)(ii)(B) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of, to the Knowledge of the Company, (w) all pending applications for Licenses by the Company or any of its Subsidiaries that, if issued or granted, would be Communications Licenses, (x) all pending applications by the Company or any of its Subsidiaries for modification, extension or renewal of any Communications Licenses, or waiver of any condition thereto, (y) any agreements to acquire a License that, upon acquisition by the Company, would become Communications Licenses and (z) any agreements to acquire a Person to which a Communications License has been issued or granted.

(C)            For each Communications License, Section 5.1(j)(ii)(C) of the Company Disclosure Letter shows, with respect to each Communications License identified on Section 5.1(j)(ii)(A), the issuance and expiration dates, the name of the Person holding such Communications License and the services authorized to be provided with such spectrum.

(D)            Except for restrictions or conditions that appear on the face of the Communications Licenses, and except for restrictions or conditions that pertain to the FCC Licenses under generally applicable rules of the FCC, to the Knowledge of the Company, no Communications License held by the Company or any Subsidiary of the Company is subject to any restriction or condition which would limit in any material respect the operation of the Company’s and its Subsidiaries’ business as it is conducted as of the date of this Agreement.

(iii)            (A)  The Company, its Subsidiaries and, to the Knowledge of the Company, their respective officers, directors, employees and agents are in compliance in all material respects with and since January 1, 2012 have complied in all material respects with:  (I) the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. § 78dd-1, et seq.) (“FCPA”) applicable to the Company, its Subsidiaries and such officers, directors, employees and agents, and (II) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which the Company and its Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business involving the Company or any of its Subsidiaries.  Since January 1, 2012, to the Knowledge of the Company, the Company, its Subsidiaries and/or their respective officers, directors, employees and agents have not paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of corruptly influencing any act or decision of such official or of the government to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage, in each case in violation of any material respect of the FCPA or any Laws described in clause (II).  For purposes of this provision, “Government Official” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, and includes any official or employee of any directly or indirectly government-owned or -controlled entity, and any officer or employee of a public international organization, as well as any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

(B)            The Company and its Subsidiaries have instituted and maintain policies and procedures designed to ensure compliance with the FCPA and other anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which the Company and its Subsidiaries operate.

(C)            Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, manager or employee of the Company or any of its Subsidiaries (in his or her capacity as a director, manager or employee of the Company or any of its Subsidiaries), are, and since January 1, 2012, have been, subject to any actual, pending, or, to the Knowledge of the Company, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving the Company or any of its Subsidiaries relating to the FCPA or any other anti-bribery, anti-corruption or anti-money laundering Laws.

(iv)            (A)  Without limiting the generality of the foregoing, each of the Company and its Subsidiaries since January 1, 2012, has been and currently is in compliance in all material respects with relevant sanctions and export control Laws and regulations where the Company does business or is otherwise subject to jurisdiction, including the U.S. International Traffic in Arms Regulations, the Export Administration Regulations, U.S. sanctions Laws and regulations administered by the Department of the Treasury’s Office of Foreign Assets Control and the anti-boycott regulations administered by the U.S. Department of Commerce and U.S. Department of Treasury (collectively “Export and Sanctions Regulations”).  Section 5.1(j)(iv)(A) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of material specific licenses or authorizations under the Export and Sanctions Regulations.  The Company and its Subsidiaries also have instituted and maintain policies and procedures designed to ensure compliance with the Export and Sanctions Regulations in each jurisdiction in which the Company and its Subsidiaries operate or are otherwise subject to jurisdiction.

(A)            Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, manager or employee of the Company or any of its Subsidiaries (in his or her capacity as a director, manager or employee of the Company or any of its Subsidiaries), are, and since January 1, 2012, have been, subject to any actual, pending, or, to the Knowledge of the Company, threatened Proceedings, demands, notices of violation, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving the Company or any of its Subsidiaries relating to the Export and Sanctions Regulations.

(v)            Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with the rules and regulations of all performing rights societies and industry guilds applicable to their operations.

(k)            Certain Contracts.  Section 5.1(k) of the Company Disclosure Letter sets forth a list as of the date of this Agreement of each Contract to which either the Company or any of its Subsidiaries is a party or bound, other than Contracts solely among the Company and its wholly owned Subsidiaries, which (A) provides that any of them will not compete with any other Person, or which grants “most favored nation” protections to the counterparty to such Contract, that in each case after the First Effective Time would be binding upon Parent or any of its Subsidiaries (other than the Company and its Subsidiaries), (B) purports to limit in any material respect either the type of business in which the Company or its Subsidiaries may engage or the manner or locations in which any of them may so engage in any business, that in each case after the First Effective Time would be binding upon Parent or any of its Subsidiaries (other than the Company and its Subsidiaries), (C) requires the Company or its Affiliates (or, after the First Effective Time, Parent or its Affiliates) to deal exclusively with any Person or group of related Persons which Contract is reasonably likely to provide for annual revenues or expenses of $400,000,000 or more (other than any licenses or other Contracts related to film, television or game production or distribution, film financing or theme parks entered into in the ordinary course), (D) is material to the formation, creation, operation, management or control of any partnership or joint venture, the book value of the Company’s investment in which exceeds $400,000,000, other than (1)  partnerships or joint ventures formed by film, television and game production entities or (2) film financing partnerships or contractual arrangements for film financing treated as partnerships for Tax purposes, in each case in the ordinary course of business, and the Contracts set forth on Section 5.1(k)(D) of the Company Disclosure Letter, (E) is a Contract for the lease of real or personal property providing for annual payments of $50,000,000 or more, (F) is required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, (G) contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any Person or assets (excluding Intellectual Property) at a purchase price which would reasonably be likely to exceed, or the fair market value of the equity interests or assets (excluding Intellectual Property) of which would be reasonably likely to exceed, $200,000,000, (H) was entered into with Affiliates of the Company or any of its Subsidiaries (other than the Company and its Subsidiaries) that is not a Company Plan or that was entered into other than on arms’-length terms, (I) could by their terms require the disposition or loss of any material assets, properties (including Intellectual Property) or lines of business, or loss of any material rights or material privileges, of the Company or its Subsidiaries (or, after the First Effective Time, Parent or its Affiliates) as a result of the consummation of the Mergers and the other transactions contemplated hereby, (J) represents for each of Turner Broadcasting System, Inc., HBO, Inc. and Warner Brothers Entertainment Inc. (each, together with their respective Subsidiaries, a “Segment”) the employment Contracts with their respective chief executive officers and direct reports or (K) is a Contract not of a type (disregarding any dollar thresholds, materiality or other qualifiers, restrictions or other limitations applied to such Contract type) described in the foregoing clauses (A) through (J) that has or would reasonably be likely to, either pursuant to its own terms or the terms of any related Contracts, involve payments or receipts in excess of $500,000,000 in any year (such Contracts required to be listed pursuant to clauses (A)-(K) above, the “Material Contracts”); provided that notwithstanding the foregoing, Material Contracts shall not include any Affiliation Agreements or Contracts for the acquisition, production or development of video programming.  A true and complete copy of each Material Contract, as amended as of the date of this Agreement, including all attachments, schedules and exhibits thereto, has been made available to Parent prior to the date of this Agreement.  Each of the Material Contracts, and each Contract entered into after the date hereof that would have been a Material Contract if entered into prior to the date hereof (each, an “Additional Contract”) is (or if entered into after the date hereof, will be) valid and binding on the Company or its Subsidiaries, as the case may be and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party is in breach of or in default under any Material Contract or Additional Contract or Contract described on Section 5.1(k)(ii) of the Company Disclosure Letter, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or any of its Subsidiaries, in each case, except for such breaches and defaults as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.  To the Knowledge of the Company, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice alleging a breach of or default under any Material Contract or Additional Contract or Contract described on Section 5.1(k)(ii) of the Company Disclosure Letter.  As used in this Agreement, the term “Affiliation Agreements” means affiliation, distribution or similar Contracts for the distribution of video programming services with a video distributor, including cable systems, SMATV, open video systems and MMDS, MDS and DBS systems, wireless and broadband, or a video-on-demand or “over the top” service provider, in each case, for the distribution of programming services, and any correspondence or writings amending the foregoing.

(l)            Takeover Statutes.  Except for Section 203 of the DGCL, in respect of which the Board of Directors of the Company has taken the action described in Section 5.1(c), no “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company Charter or Company Bylaws is applicable to the Company, the Common Stock, the Mergers or the other transactions contemplated by this Agreement.

(m)            Environmental Matters.  Except for such matters that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse

Effect:  (i) each of the Company and its Subsidiaries has since January 1, 2012 been in compliance with all applicable Environmental Laws; (ii) the environmental conditions at the properties currently owned, leased or operated by the Company or any of its Subsidiaries (including soils, groundwater and surface water), and to the Knowledge of the Company, any formerly owned, leased or operated properties, are not contaminated with any Hazardous Substances that has or would reasonably be likely to result in the Company or any Subsidiary incurring liability or having to conduct or fund any cleanup or other remedial activity pursuant, directly or indirectly, to any applicable Environmental Law; (iii) neither the Company nor any of its Subsidiaries is subject to any Proceeding, or has otherwise received a written notice, alleging that it is liable for the release or threat of release of any Hazardous Substance that has or would reasonably be likely to result in the Company or any Subsidiary incurring liability under any applicable Environmental Law; (iv) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (v) neither the Company nor any of its Subsidiaries is subject to any outstanding obligations under any orders, decrees or injunctions, or outstanding obligations or claims under any indemnities or other contractual agreements, concerning liability or obligations relating to any Environmental Law; and (vi) to the Knowledge of the Company, there are no other environmental conditions involving the Company or any of its Subsidiaries that would reasonably be likely to result in a liability to the Company or any Subsidiary pursuant to any Environmental Law.

As used in this Agreement, (A) the term “Environmental Law” means any Law or Order relating to the protection, investigation or restoration of the environment or natural resources or, as it relates to any exposure to any hazardous or toxic substance in the environment, to the protection of human health and safety, and (B) the term “Hazardous Substance” means any substance regulated under Environmental Law as being harmful or hazardous to human health or the environment including those listed, classified or regulated as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” or words of similar meaning and regulatory effect pursuant to any Environmental Law and also including any petroleum product or by-product, asbestos-containing material, lead-containing paint, mold, polychlorinated biphenyls or radioactive materials.

(n)            Taxes.  Except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)            The Company and each of its Subsidiaries (A) have prepared in good faith and duly and timely filed all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (B) have paid all Taxes that are required to be paid (whether or not shown on such Tax Returns) or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith; and (C) as of the date of this Agreement have not waived any statute of limitations with respect to U.S. federal income or material U.S. state income Taxes or agreed to any extension of time with respect to a U.S. federal income or material U.S. state income Tax assessment or deficiency.

(ii)            As of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened audits, examinations, investigations or other proceedings in respect of Taxes.  Except as made available to Parent prior to the date of this Agreement, there are not, to the Knowledge of the Company, any claims or assessments (whether or not asserted in writing) by any taxing authority concerning the Company’s or any of its Subsidiaries’ Tax liability that would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(iii)            The Company has made available to Parent prior to the date of this Agreement true and correct copies of the U.S. federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended December 31, 2015, 2014 and 2013.

(iv)            Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” or “a transaction of interest” within the meaning of Treasury Regulation Section 1.6011-4(b).  If the Company or any of its Subsidiaries has participated in a “listed transaction” or “a transaction of interest” within the meaning of Treasury Regulation Section 1.6011-4(b), such entity has properly disclosed such transaction in accordance with the applicable Tax regulations.

(v)            Except pursuant to the Company’s spin-off of Time Inc. as completed on June 6, 2014, within the past five years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

(vi)            (A) Neither the Company nor any of its Subsidiaries has any liability (or has any Knowledge of any fact or circumstance that would reasonably be likely to result in a liability, including as a result of the transactions contemplated by this Agreement) under any Tax matters, Tax allocation, Tax sharing or similar contract or arrangement that obligates the Company or any of its Subsidiaries to make any payment computed by reference to the Taxes, Taxable income or Taxable losses of any other Person (other than any such contract or arrangement that is a commercial or employment agreement, no principal purpose of which relates to Taxes, or any such contract or arrangement exclusively between or among the Company and/or its Subsidiaries); and (B) Section 5.1(n)(vi)(B) of the Company Disclosure Letter contains a list, for informational purposes only, of Tax sharing agreements of the Company entered into in connection with the transactions described in Section 5.1(n)(viii) of the Company Disclosure Letter.

(vii)            Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or any of its current or former Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor or by contract (other than any contract entered into in the ordinary course of business that is a commercial or employment agreement no principal purpose of which relates to Taxes).

(viii)            To the Knowledge of the Company, there is not any fact or circumstance that would reasonably be likely to cause any of the transactions described in

Section 5.1(n)(viii) of the Company Disclosure Letter to fail to qualify for the non-recognition of gain or loss under Section 355 of the Code.

As used in this Agreement, (A) the term “Tax” (including, with correlative meanings, the terms “Taxes” and “Taxable”) means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments in the nature of a tax, in each case that is imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions and (B) the term “Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

(o)            Intellectual Property.  (i)  Section 5.1(o)(i) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all material registered patents owned by the Company or any of its Subsidiaries, indicating for each registered patent the registration or application number, the record owner, the date filed or issued and the applicable filing jurisdiction.  All material registered Intellectual Property (“Registered IP”) owned by the Company or any of its Subsidiaries is subsisting in all material respects, and, except as would not reasonably be likely to have a material adverse impact on the business and/or operations of the Company and its Subsidiaries, taken as a whole, in the jurisdiction(s) where such Registered IP is issued or registered is, to the Knowledge of the Company, valid and enforceable.

(ii)            Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, each of the Company and its Subsidiaries owns, or has sufficient rights to use, all Intellectual Property and Information Technology used in or necessary for its business (the “Company IP”), free and clear of all Liens, other than licenses granted by the Company or any of its Subsidiaries in the ordinary course of business that are not individually material to the Company and its Subsidiaries and such ownership or other rights shall survive the consummation of the transactions contemplated by this Agreement unchanged.

(iii)            Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, each of the Company and its Subsidiaries (A) stores and maintains in a commercially reasonable condition (I) each of the Library Pictures and (II) the Library Tangible Assets, in each case, in accordance with standard industry practices and (B) has the right and ability to Exploit such Library Pictures in the ordinary course of business consistent with past practice.

(iv)            The Company and its Subsidiaries have not since the Applicable Date, and do not, infringe, misappropriate or otherwise violate the Intellectual Property rights of, or defame, any third party (except as would not reasonably be likely to have a material adverse impact on the business and/or operations of the Company and its Subsidiaries, taken as a whole), and except as would not, individually or in the aggregate, reasonably be likely to have a

Company Material Adverse Effect, to the Knowledge of the Company, no third party is infringing, misappropriating or otherwise violating any Company IP owned or licensed by the Company or any of its Subsidiaries.  There are no pending or, to the Knowledge of the Company, threatened in writing, proceedings, administrative claims, litigation, suits, actions or investigations (i) alleging that the operation of the business of the Company or any of its Subsidiaries, infringes, misappropriates or otherwise violates the Intellectual Property rights of any Person, (ii) alleging that the Company or any of its Subsidiaries has defamed any Person or (iii) terminating or purporting to terminate copyright assignments pursuant to 17 U.S.C. §203 or §304 or their foreign equivalents relating to any Program, in each case of clauses (i), (ii) and (iii), that would reasonably be likely to have a materially adverse impact on the business and/or operations of the Company and its Subsidiaries, taken as a whole.

(v)            Except as would not reasonably be likely to have a material adverse impact on the business and/or operations of the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries take and have taken commercially reasonable measures to maintain, preserve and protect (A) their respective interests in the Intellectual Property material to the respective businesses of the Company and its Subsidiaries, and (B) the confidentiality of the Trade Secrets owned or used by the Company and its Subsidiaries.  Except as would not reasonably be likely to have a Company Material Adverse Effect, there has not been any disclosure or other compromise of any confidential or proprietary information of the Company or any of its Subsidiaries (including any such information of any other Person disclosed in confidence to the Company or any of its Subsidiaries) to any third party in a manner that has resulted or would reasonably be likely to result in any liability to the Company or any of its Subsidiaries.

(vi)            Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect:  (A) the Information Technology used in the Company’s and any of its Subsidiaries’ businesses operates and performs in all respects as required to permit the Company and its Subsidiaries to conduct their respective businesses as currently conducted, (B) such Information Technology has not malfunctioned or failed since the Applicable Date and (C) to the Knowledge of the Company, since the Applicable Date, no Person has gained unauthorized access to the Information Technology of the Company or any of its Subsidiaries in a manner that has resulted or would reasonably be likely to result in liability to the Company or any of its Subsidiaries.  Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, to the Knowledge of the Company, none of the software owned by the Company or any of its Subsidiaries contains or is distributed with any shareware, open source code or other software whose use or distribution is under a license that requires either of the Company or any of its Subsidiaries to do any of the following:  (I) disclose or distribute the software owned by the Company or any of its Subsidiaries in source code form; (II) authorize a licensee of the software owned by either the Company or any of its Subsidiaries to make derivative works of such software owned by the same; or (III) distribute the software owned by either the Company or any of its Subsidiaries at no cost to the recipient.

(vii)            Except as would not reasonably be likely to have a material adverse impact on the business and/or operations of the Company or any of its Subsidiaries, (A) the Company and its Subsidiaries have implemented backup, security and disaster recovery technology and procedures consistent with standard practices for the industries in which the Company and its Subsidiaries operate in each applicable jurisdiction in which they do business, (B) the Company and its Subsidiaries are in compliance with applicable Laws and Orders regarding the privacy and security of customer, employee and other Personal Data and are compliant in all respects with their respective privacy policies and (C) to the Knowledge of the Company, there have not been any incidents of, or third party claims related to, any loss, theft, unauthorized access to, or acquisition, modification, disclosure, corruption, or other misuse of any Personal Data in the Company’s or any of its Subsidiaries’ possession.  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any notice of any claims, investigations (including investigations by any Governmental Entity), or alleged violations of any Laws and Orders with respect to Personal Data possessed by the Company or any of its Subsidiaries.

(viii)            As used in this Agreement, (A) the term “Exploitation” (including, with correlative meaning, the term “Exploit”) means the release, exhibition, performance, projection, broadcast, telecast, transmission, promotion, publicizing, advertisement, rental, lease, licensing, sublicensing, sale, transfer, disposition, distribution, sub-distribution, commercializing, merchandising, creation, development, production, marketing, use, exercise, trading in, turning to account, dealing with and in and otherwise exploiting in any form and any and all media now known or hereafter devised of any asset or portions thereof, or any rights therein or relating thereto, including the right to develop, produce and distribute subsequent and/or derivative productions based thereon, (B) the term “Information Technology” means computers, software, databases, firmware, middleware, servers, workstations, networks, systems, routers, hubs, switches, data communications lines, and all other information technology equipment and associated documentation, (C) the term “Intellectual Property” means, collectively, all U.S. and foreign intellectual property rights, including (I) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, designs, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same (“Trademarks”); (II) inventions and discoveries and improvements thereto, whether patentable or not, and all patents, patent applications, and invention disclosures, including divisions, continuations, continuations-in-part, extensions, reissues, reexaminations, and any other governmental grant for the protection of inventions or industrial designs; (III) trade secrets and all other confidential and proprietary information, including, know-how, processes, schematics, business methods, formulae, technical data, specifications, operating and maintenance manuals, drawings, prototypes, models, designs, customer lists and supplier lists (“Trade Secrets”); (IV) published and unpublished works of authorship in any media, whether copyrightable or not (including software, source code, object code, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (“Copyrights”); and (V) all derivative, compilation and ancillary rights of every kind, whether now known or hereafter recognized, related to Copyrights; (VI) moral rights, rights of publicity and rights of privacy, (D) the term “Library Pictures” means any and all completed audio, visual and/or audiovisual works which the Company or any of its Subsidiaries Exploits or has the right to Exploit, including any motion pictures, films, movies-of-the-week, television programs, shows, series, mini-series, episodes, pilots, specials, documentaries, cartoons, compilations, promotional films, clips, trailers and shorts and any other programs or audio-visual works, whether animated, live action or both, in any form or any medium, whether now known or hereafter developed (including theatrical, videocassette, videodisc and other home video, network, free, cable, pay, satellite, syndication, and/or any other television medium, pay-per-view, video-on-demand, advertising-supported-video-on-demand, subscription on-demand, subscription video-on-demand, electronic sell through, Internet, mobile device and other new media), in each case whether recorded digitally, on film, videotape, cassette, cartridge, disc or on or by any other means, method, process or device, whether now known or hereafter developed, (E) the term “Library Tangible Assets” means all physical properties of, or relating to, any Program, including prints, negatives, duplicating negatives, fine grains, music and sound effects tracks, master tapes and other duplicating materials of any kind, all various language dubbed and titled versions, prints and negatives of stills, trailers and television spots, all promotions and other advertising, marketing and publicity materials, stock footage, trims, tabs, outtakes, cells, drawings, storyboards, models, sculptures, puppets, sketches, and continuities, including any of the foregoing in the possession, custody or control of the Company or any of its Subsidiaries, or in the possession of their respective assigns or any film laboratories, storage facilities or other Persons, (F) the term “Personal Data” means any data or information in any media that is linked to the identity of a particular individual, browser, or device and any other data or information that constitutes personal data or personal information under any applicable Law or the Company’s or any of its Subsidiaries’ privacy policies (including an individual’s combined first and last name, home address, telephone number, fax number, email address, Social Security number or other Governmental Entity-issued identifier (including state identification number, driver’s license number, or passport number), precise geolocation information of an individual or device, credit card or other financial information (including bank account information), cookie identifiers associated with registration information, or any other browser or device-specific number or identifier and any web or mobile browsing or usage information that is linked to the foregoing, (G) the term “Programs” means any and all Library Pictures, Works in Progress and Unproduced Properties of the Company or any of its Subsidiaries, (H) the term “Unproduced Properties” means those literary, dramatic, or other materials in which the Company or any of its Subsidiaries Exploits or has the right to Exploit and for which development has not been abandoned as of the date hereof (1) upon which principal photography has not yet commenced on or prior to the date hereof and (2) which if produced and completed would otherwise constitute Library Pictures, and (I) the term “Works in Progress” means all literary, dramatic, audio, visual and/or audiovisual works of any kind or character which the Company or any of its Subsidiaries Exploits or has the right to Exploit, and (1) which have been greenlighted or which are in current production or post-production and have not been abandoned, and (2) which are not complete and which, if completed, would otherwise constitute Library Pictures.

(p)            Distribution.

(i)            With respect to any Affiliation Agreement with a top-five

distributor containing a delete, re-tiering, repositioning or similar right, within the last year, no distributor has notified the Company or one of its Subsidiaries in writing of its intention to delete, re-tier or reposition any programming service which would result in a material deletion, re-tiering or repositioning of any programming service; provided that with respect to the programming services operated by Turner Broadcasting System, Inc. and its Subsidiaries, the representation in this Section 5.1(p)(i) is made only with respect to TBS, TNT, Cartoon Network and CNN network.

(ii)            None of Turner Broadcasting System, Inc., HBO, Inc. or any of their respective Subsidiaries are, to the Knowledge of the Company, in material breach of or in material default under any “most favored nation” provision provided for in any Contract with a top-ten distributor.

(r)            U.S. Domestic Households.  Section 5.1(r) of the Company Disclosure Letter sets forth, as of September 2016, the estimated number of U.S. domestic households reached by each of TNT, TBS, CNN, Cartoon Network, truTV and HBO as estimated by Nielsen, and the estimated number of U.S. domestic households reached by HBO, as disclosed by the Company’s Affiliates.

(s)            Insurance.  The Company has made available to Parent prior to the date of this Agreement true, correct and complete copies of the Company’s director and officer insurance policies.  The insurance policies held by the Company provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, except for any such failures to maintain such policies that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.  Each such policy is in full force and effect and all premiums due with respect to all such policies have been paid, with such exceptions that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(t)            Tax Treatment.  As of the date of this Agreement:

(i)            Neither the Company nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any facts or circumstances, in each case, that would prevent or impede, or would reasonably be likely to prevent or impede, the Mergers from qualifying for the Intended Tax Treatment.

(ii)            Neither the Company nor any of its Subsidiaries is aware of any reason that it could not provide, to Cravath, Swaine & Moore LLP (“Cravath”) or another law firm, representations and warranties of the sort customarily provided by a target company as the basis for a legal opinion that a transaction qualifies as a reorganization under Section 368(a)(1)(A) of the Code.

(iii)            The Company is making the representations and warranties in this Section 5.1(t) after consultation with its tax counsel and with full knowledge of the terms of this Agreement.

(u)            Brokers and Finders.  The Company has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Mergers or the other transactions contemplated in this Agreement, except that the Company has engaged Allen & Company LLC, Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC as the Company’s financial advisors, the financial arrangements with which have been disclosed in writing to Parent prior to the date of this Agreement.

(v)            No Other Representations and Warranties.  Except for the representations and warranties of the Company contained in this Section 5.1, the Company is not making and has not made, and no other Person is making or has made on behalf of the Company, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby.  Nothing in this Section 5.1 shall require the Company to make any disclosure that would violate 47 C.F.R. §§ 1.2105 & 1.2205 or the Guidance Regarding the Prohibition of Certain Communications During the Incentive Auction, Auction 1000, Public Notice, DA 15-1129 (the “Anti-Collusion Rules”), provided that such disclosure is made to Parent’s outside counsel.

5.2            Representations and Warranties of Parent and Merger Subs.  Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent at the time of entering into this Agreement (the “Parent Disclosure Letter”) (it being understood that any disclosure set forth in one section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent the qualifying nature of such disclosure with respect to such other section or subsection is reasonably apparent on the face of such disclosure) or, to the extent the qualifying nature of such disclosure with respect to a specific representation and warranty is reasonably apparent therefrom, as set forth in Parent Reports filed on or after January 1, 2016 and prior to the date of this Agreement (excluding all disclosures (other than statements of historical fact) in any “Risk Factors” section and any disclosures included in any such forms, statements, certifications, reports and documents that are cautionary, predictive or forward looking in nature), Parent and Merger Subs hereby represent and warrant to the Company as of the date of this Agreement and as of the Closing that:

(a)            Organization, Good Standing and Qualification.  Each of Parent and each of the Merger Subs is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.  Prior to the date of this Agreement, Parent has made available to the Company complete and correct copies of the certificates of incorporation and bylaws of each of Parent and Corporate Sub, in each case as amended to and in effect on the date of this Agreement.  Prior to the accession of Merger LLC to this Agreement, Parent will make available to the Company complete and correct copies of the certificate of formation and the limited liability company operating agreement of Merger LLC, in each case as amended to and in effect on the date of such accession.

As used in this Agreement, the term “Parent Material Adverse Effect” means (A) an effect that would prevent, materially delay or materially impair the ability of Parent or Merger Subs to consummate the Mergers, or (B) a material adverse effect on the financial condition, properties, assets, business or results of operations of Parent and its Subsidiaries (excluding, after the First Effective Time, the Initial Surviving Company), taken as a whole, excluding any such effect resulting from or arising in connection with: (1) changes in, or events generally affecting, the financial, securities or capital markets, (2) general economic or political conditions in the United States or any foreign jurisdiction in which Parent or any of its Subsidiaries operate, including any changes in currency exchange rates, interest rates, monetary policy or inflation, (3) changes in, or events generally affecting, the industries in which Parent or any of its Subsidiaries operate, (4) any acts of war, sabotage, civil disobedience or terrorism or natural disasters (including hurricanes, tornadoes, floods or earthquakes), (5) any failure by Parent or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions in respect of financial performance for any period, (6) a decline in the price of the shares of Parent Stock, or a change in the trading volume of such shares, on the NYSE, provided that the exceptions in clauses (5) and (6) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure or decline or change (if not otherwise falling within any of the exclusions pursuant to the other clauses of this definition) has resulted in, or contributed to, a Parent Material Adverse Effect, (7) changes in Law, (8) changes in GAAP (or authoritative interpretation thereof), (9) the taking of any specific action expressly required by this Agreement or taken with the Company’s written consent to the extent the effects thereof are reasonably explained in writing by Parent prior to the time of such consent or the failure to take any specific action expressly prohibited by this Agreement and as for which the Company declined to consent or (10) the announcement or pendency (but, for the avoidance of doubt, not the consummation) of this Agreement and the Mergers, including the impact thereof on the relationships with customers, suppliers, distributors, partners or employees (provided that the exception in this clause (10) shall not apply to references to “Parent Material Adverse Effect” in Section 5.2(d)); provided, however, that the changes, effects, circumstances or developments set forth in the foregoing clauses (1), (2), (3), (4), (7) and (8) shall be taken into account in determining whether a “Parent Material Adverse Effect” has occurred to the extent such changes, effects, circumstances or developments have a disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to other participants in the industries in which Parent and its Subsidiaries operate, but, in such event, only the incremental disproportionate impact of such changes, effects, circumstances or developments shall be taken into account in determining whether a “Parent Material Adverse Effect” has occurred.

(b)            Capital Structure.  (i)  As of the date of this Agreement, the authorized capital stock of Parent consists of (A) 14,000,000,000 shares of Parent Common Stock, of which 6,147,261,645 shares of Parent Common Stock were issued and outstanding as of the close of business on October 19, 2016, and (B) 10,000,000 shares of preferred stock, par value $1.00 per share (the “Parent Preferred Stock”), of which no shares of Parent Preferred Stock are issued and outstanding as of the date of this Agreement, and no other shares of Parent Common Stock or shares of Parent Preferred Stock were issued and outstanding on such date.  All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.  Section 5.2(b)(i) of the Parent Disclosure Letter contains a correct and complete list as of October 19, 2016 of (x) the outstanding number of options to purchase Parent Common Stock (each, a “Parent Option”) pursuant to certain of Parent’s compensation and benefit plans (such compensation and benefit plans, the “Parent Stock Plans”) and (y) the outstanding number of rights to receive Parent Common Stock (pursuant to deferred shares, performance shares and restricted stock units) under the Parent Stock Plans (each a “Parent Common Stock Unit”).  From October 19, 2016 to the execution of this Agreement, Parent has not issued any Parent Common Stock except pursuant to the exercise of Parent Options and the settlement of Parent Common Stock Units outstanding on October 19, 2016 in accordance with their terms and, since October 19, 2016 to the date of this Agreement, Parent has not issued any Parent Options or Parent Common Stock Units.  Except as set forth in this Section 5.2(b), as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Parent or any of its Subsidiaries to issue or sell any shares of capital stock or other equity securities of Parent or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from Parent or any of its Subsidiaries, any equity securities of Parent, and no securities or obligations of Parent or any of its Subsidiaries evidencing such rights are authorized, issued or outstanding.  Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(ii)            The authorized capital stock of Corporate Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding.  All of the issued and outstanding capital stock of Corporate Sub is, and at the First Effective Time will be, owned, directly or indirectly, by Parent, and there are (A) no other shares of capital stock or voting securities of Corporate Sub, (B) no securities of Corporate Sub convertible into or exchangeable for equity securities or other voting securities of Corporate Sub and (C) no options or other rights to acquire from Corporate Sub, and no obligations of Corporate Sub to issue, any equity securities, other voting securities or securities convertible into or exchangeable for equity securities or other voting securities of Corporate Sub.  Corporate Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the First Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Mergers and the other transactions contemplated by this Agreement.

(iii)            The authorized limited liability company interests of Merger LLC will, from and after its organization, be validly issued and outstanding.  All of the issued and outstanding limited liability company interests of Merger LLC from and after its organization and at the Second Effective Time will be, owned, directly or indirectly, by Parent, and there are (A) no other limited liability company interests or voting securities of Merger LLC, (B) no securities of Merger LLC convertible into or exchangeable for limited liability company interests or other voting securities of Merger LLC and (C) no options or other rights to acquire from Merger LLC, and no obligations of Merger LLC to issue, any limited liability company interests, other voting securities or securities convertible into or exchangeable for limited liability company interests or other voting securities of Merger LLC.  Merger LLC has not conducted any business prior to the date of its accession to this Agreement and has no, and prior to the Second Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Mergers and the other transactions contemplated by this Agreement.  No election has been, or will be, made to treat Merger LLC as a corporation for U.S. Federal income tax purposes, which election is effective as of (or prior to) the Second Effective Time.

(c)            Corporate Authority; Approval.  Parent and each of the Merger Subs have all requisite corporate power and authority and each has taken all corporate action necessary in order to execute, deliver and, subject to obtaining the approval contemplated by Section 6.16 of this Agreement in the case of Merger Subs, perform its obligations under this Agreement and to consummate the Mergers.  This Agreement has been duly executed and delivered by Parent and Merger Subs and constitutes a valid and binding agreement of Parent and Merger Subs, enforceable against each of Parent and Merger Subs in accordance with its terms, subject to the Bankruptcy and Equity Exception.  The shares of Parent Common Stock comprising the Stock Consideration have been duly authorized and, when issued pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof.  No approval by the stockholders of Parent is required in order for Parent to execute, deliver and perform its obligations under this Agreement or to consummate the transactions contemplated hereby on the terms and subject to the conditions of this Agreement.

(d)            Governmental Filings; No Violations.  (i)  Other than the necessary filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (A) pursuant to Section 1.3, (B) required under the HSR Act or any Foreign Competition Laws in connection with the Mergers, the Exchange Act and the Securities Act, (C) to comply with state securities or “blue-sky” Laws, (D) as may be required with or to the FCC under the Communications Laws, (E) as may be required with or to the PUCs and other local and state Governmental Entities pursuant to applicable local and state Utilities Laws and (F) as may be required with or to the Foreign Regulators pursuant to Foreign Regulatory Laws, no filings, notices and/or reports are required to be made by Parent or Corporate Sub with, nor are any consents, registrations, approvals, permits, expirations of waiting periods or authorizations required to be obtained by Parent or Corporate Sub from, any Governmental Entity, in connection with the execution, delivery and performance of this Agreement by Parent and Merger Subs and the consummation by Parent and Merger Subs of the Mergers and the other transactions contemplated hereby, except, in each case, those that the failure to make or obtain would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

(ii)            The execution, delivery and performance of this Agreement by Parent and Merger Subs do not, and the consummation by Parent and Merger Subs of the Mergers and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws or, in the case of Merger LLC, the limited liability company operating agreement, of Parent or Merger Subs, (B) with or without the lapse of time or the giving of notice or both, a breach or violation of, a default or termination or modification (or right of termination or modification) under, payment of additional fees under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to any Contract binding upon Parent or any of its Subsidiaries, or, assuming (solely with respect to performance of this Agreement and consummation of the Mergers and the other transactions contemplated hereby) the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods and authorizations referred to in Section 5.2(d)(i) are made or obtained, under any Law, Order or License to which Parent or any of its Subsidiaries is subject or (C) any change in the rights or obligations under any Contract to which Parent or any of its Subsidiaries is a party, except, in the case of clauses (B) and (C) above, for any such breach, violation, default, termination, modification, payment, acceleration, creation or change that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

(e)            Parent Reports; Financial Statements.  (i)  Parent has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with or to the SEC pursuant to the Exchange Act or the Securities Act since the Applicable Date (the forms, statements, reports and documents filed with or furnished to the SEC since the Applicable Date and those filed with or furnished to the SEC subsequent to the date of this Agreement, in each case as amended, the “Parent Reports”).  Each of the Parent Reports, at the time of its filing or being furnished, complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Parent Reports.  As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Parent Reports did not, and any Parent Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii)            Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(iii)            Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act.  Such disclosure controls and procedures are designed to ensure that information required to be disclosed by Parent in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC under the Exchange Act.  Parent maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act).  Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  Parent has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to Parent’s auditors and the audit committee of Parent’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(iv)            Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents or, in the case of Parent Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the consolidated financial position of Parent and its Subsidiaries, as of the date of such balance sheet, and each of the consolidated statements of income, cash flows and changes in stockholders’ equity (deficit) included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents, or, in the case of Parent Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto.

(f)            Absence of Certain Changes.  Since December 31, 2015, there has not been any change, effect, circumstance or development which has had or would, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. Since June 30, 2016 and through the date of this Agreement, (i) Parent and its Subsidiaries have conducted their respective businesses in the ordinary course of such businesses consistent with past practice in all material respects; and (ii) except for normal quarterly cash dividends in an amount equal to $0.48 per share of Parent Common Stock, Parent has not declared, set aside or paid any dividend or distribution payable in cash, stock or property in respect of any capital stock.

(g)            Litigation and Liabilities.  There are no Proceedings, pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, except for those that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.  There are no obligations or liabilities of Parent or any of its Subsidiaries, whether or not accrued, contingent or otherwise other than (i) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the consolidated balance sheet of Parent as of June 30, 2016 and the notes thereto set forth in Parent’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2016; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since June 30, 2016; (iii) liabilities or obligations arising out of this Agreement (and which do not arise out of a breach by Parent or Merger Subs of any representation or warranty in this Agreement) or third-party service provider obligations incurred in connection with the transactions contemplated hereby; or (iv) liabilities or obligations that would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect.  Neither Parent nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree, award, stipulation or settlement of or with any Governmental Entity that would reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect.  For purposes of this Agreement, the term “Knowledge of Parent” means the actual knowledge of the individuals identified on Section 5.2(g) of the Parent Disclosure Letter.

(h)            Employee Benefits.  All contributions required to be made under each Parent Pension Plan, as of the date of this Agreement, have been timely made and all obligations in respect of each Parent Pension Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Parent Reports prior to the date of this Agreement.  Under each Parent Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Parent Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Parent Pension Plan, and there has been no material change in the financial condition, whether or not as a result of a change in funding method, of such Parent Pension Plan since the last day of the most recent plan year.  For purposes of this Agreement, “Parent Pension Plan” means any benefit plan maintained, sponsored or contributed to by Parent or any of its Subsidiaries, which is subject to ERISA and is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA.

(i)            Compliance with Laws.  The businesses of each of Parent and its Subsidiaries since January 1, 2012 have not been, and are not being, conducted in violation of any applicable Law or Order, except for such violations that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.  To the Knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, as of the date of this Agreement, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews the outcome of which would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

(j)            Takeover Statutes.  No Takeover Statute or any anti-takeover provision in Parent’s restated certificate of incorporation or bylaws is, or at the First Effective Time or Second Effective Time will be, applicable to the Parent Common Stock, the Mergers or the other transactions contemplated by this Agreement.

(k)            Brokers and Finders.  Parent has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Mergers or the other transactions contemplated in this Agreement, except that Parent has employed Perella Weinberg Partners LP, J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated as its financial advisors.

(l)            Available Funds.  Parent and Merger Subs have available to them, and at the First Effective Time will have available to them, all funds and commitments necessary for the payment of the Merger Consideration. Parent has delivered to the Company true and complete copies of a fully executed credit agreement (the “Credit Agreement”) dated on or about the date of this Agreement, with the Financing Sources specified therein providing for Debt Financing in the amounts set forth therein, the proceeds of which shall be available to finance the payment of the Cash Consideration and any other amounts required to be paid in connection with the consummation of the Mergers. The Credit Agreement is the legal, valid and binding obligation of, and enforceable against, Parent and Merger Subs, as applicable, and, to the Knowledge of Parent, each of the other parties thereto.

(m)            Taxes.  Except as would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i)            Parent and each of its Subsidiaries (A) have prepared in good faith and duly and timely filed all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects and (B) have paid all Taxes that are required to be paid (whether or not shown on such Tax Returns) or that Parent or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith.

(ii)            As of the date of this Agreement, to the Knowledge of Parent, there are no pending audits, examinations, investigations or other proceedings in respect of Taxes.  Except as made available to the Company prior to the date of this Agreement, there are not, to the Knowledge of Parent, any claims or assessments (whether or not asserted in writing) by any taxing authority concerning Parent’s or any of its Subsidiaries’ Tax liability that would, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

(n)            Tax Treatment. As of the date of this Agreement:

(i)            Neither Parent nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any facts or circumstances, in each case, that would prevent or impede, or would reasonably be likely to prevent or impede, the Mergers from qualifying for the Intended Tax Treatment.

(ii)            Neither Parent nor any of its Subsidiaries is aware of any reason that it could not provide, to Cravath or another law firm, representations and warranties of the sort customarily provided by an acquiring company as the basis for a legal opinion that a transaction qualifies as a reorganization under Section 368(a)(1)(A) of the Code.

(iii)            Parent is making the representations and warranties in this Section 5.2(n) after consultation with its tax counsel and with full knowledge of the terms of this Agreement.

(o)            No Other Representations and Warranties.  Except for the representations and warranties of Parent and Merger Subs contained in this Section 5.2, Parent and Merger Subs are not making and have not made, and no other Person is making or has made on behalf of Parent or Merger Subs, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby.  Nothing in this Section 5.2 shall require Parent or Merger Subs to make any disclosure that would violate the Anti-Collusion Rules, provided that such disclosure is made to the Company’s outside counsel.

ARTICLE VI

COVENANTS

6.1            Interim Operations.  (a)  The Company covenants and agrees as to itself and its Subsidiaries that, from and after the execution of this Agreement and prior to the First Effective Time (unless Parent shall otherwise approve in writing, which approval shall not be unreasonably withheld, conditioned or delayed, and except as (1) required by applicable Law, (2) expressly required by this Agreement or (3) otherwise expressly disclosed in Section 6.1(a) of the Company Disclosure Letter), the Company shall use its reasonable best efforts to conduct its business and the business of its Subsidiaries in the ordinary course of business consistent with past practice and each of the Company and its Subsidiaries shall, subject to compliance with the specific matters set forth below, use reasonable best efforts to preserve its business organization intact and maintain the existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, licensors, creditors, lessors, employees and business associates and others having material business dealings with it (including material content providers, studios, authors, producers, directors, actors, performers, guilds, announcers and advertisers) and keep available the services of the Company and its Subsidiaries’ present employees and agents.  Without limiting the generality of, and in furtherance of, the foregoing, the Company covenants and agrees as to itself and its Subsidiaries that, from and after the date of this Agreement and prior to the First Effective Time, except (A) as required by applicable Law, (B) as Parent may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), (C) as expressly disclosed in Section 6.1(a) of the Company Disclosure Letter or (D) as expressly provided for in this Agreement, the Company shall not and will not permit any of its Subsidiaries to:

(i)            (A) amend its certificate of incorporation or bylaws (or comparable governing documents) (other than amendments to the governing documents of any wholly owned Subsidiary of the Company that would not prevent, materially delay or materially impair the Initial Merger or the other transactions contemplated by this Agreement), (B) split, combine, subdivide or reclassify its outstanding shares of capital stock (except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction), (C) declare, set aside or pay any dividend or distribution payable in cash, stock or property (or any combination thereof) in respect of any shares of its capital stock (except for (I) any dividends or distributions paid by a direct or indirect wholly owned Subsidiary of the Company to another direct or indirect wholly owned Subsidiary of the Company or to the Company or (II) other than normal quarterly cash dividends on the Company’s Common Stock as described in Section 6.1(a)(i)(C) of the Company Disclosure Letter), (D) enter into any agreement with respect to the voting of its capital stock, or (E)

purchase, repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than (1) pursuant to the cashless exercise of Company Options or the forfeiture of, or withholding of Taxes with respect to, Company Options, Company Restricted Stock Units or Company Performance Stock Units in connection with any Taxable event related to such awards, in each case in accordance with past practice and with the terms of the applicable Company Stock Plan as in effect on the date of this Agreement (or as modified after the date of this Agreement in accordance with the terms of this Agreement) or (2) purchases, repurchases, redemptions or other acquisitions of securities of any wholly owned Subsidiary of the Company by the Company or any other wholly owned Subsidiary of the Company);

(ii)            merge or consolidate with any other Person, or restructure, reorganize or completely or partially liquidate (other than mergers among, or the restructuring, reorganization or liquidation of any wholly owned Subsidiaries of the Company that would not prevent, materially delay or materially impair the Initial Merger or the other transactions contemplated by this Agreement);

(iii)            knowingly take or omit to take any action if such action or failure to act would be reasonably likely to prevent or impede the Mergers from qualifying for the Intended Tax Treatment;

(iv)            except as expressly disclosed in Section 6.1(a) of the Company Disclosure Letter, increase or change the compensation or benefits payable to any employee of the Company or any of its Subsidiaries (including through changes in actuarial or other assumptions, loan forgiveness or otherwise) other than in the ordinary course of business, provided that, notwithstanding the foregoing, the Company shall not and will not permit its Subsidiaries to, other than as required by the terms of any Company Plan or CBA, in each case as in effect on the date hereof (or as modified after the date of this Agreement in accordance with the terms of this Agreement), (a) grant any new equity-based awards, or amend or modify the terms of any such outstanding awards, under any Company Plan, (b) grant any transaction or retention bonuses, (c) increase the compensation or benefits payable to any Senior Executive (other than, solely in the case of benefits pursuant to a generally applicable amendment to a Company Plan covering other Company Employees who are not Senior Executives, which amendment is permitted by this Agreement), (d) pay annual bonuses, other than for completed periods based on actual performance through the end of the applicable performance period as determined in the ordinary course of business pursuant to the applicable Company Plan, (e) increase the severance terms applicable to any employee of the Company or any of its Subsidiaries or (f) make any change to any Company Pension Plan or any Company Plan that is an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA) that would materially increase the costs to the Company or any of its Subsidiaries in respect of such Company Plan;

(v)            incur any Indebtedness or issue any warrants or other rights to acquire any Indebtedness, except (A) in the ordinary course of business consistent with past practice in a principal amount not to exceed $250,000,000 in the aggregate at any time outstanding and on prevailing market terms or on terms substantially consistent with or more beneficial to the Company and its Subsidiaries, taken as a whole, than existing Indebtedness, (B) in replacement of existing Indebtedness which has matured or is scheduled to mature, in each case after the date of this Agreement, within the twelve month period following such incurrence of Indebtedness on then prevailing market terms or on terms substantially consistent with or more beneficial to the Company and its Subsidiaries, taken as a whole, than the Indebtedness being replaced, (C) inter-company Indebtedness among the Company and its wholly owned Subsidiaries, (D) commercial paper issued in the ordinary course of business, (E) (i) to the extent not drawn upon and payments are not triggered thereby, letters of credit, bank guarantees, security or performance bonds or similar credit support instruments and (ii) overdraft facilities or cash management programs, in each case issued, made or entered into in the ordinary course of business and (F) hedging in compliance with the hedging strategy of the Company as of the date of this Agreement in the ordinary course of business consistent with past practice and not for speculative purposes; provided that the Company and its Subsidiaries shall use commercially reasonable efforts to mitigate any material increase in their respective aggregate exposure to currency risk;

(vi)            make or commit to any capital expenditures other than (A) in connection with the repair or replacement of facilities, properties or assets destroyed or damaged due to casualty or accident (if covered by insurance or the portion of which is not covered by insurance is less than $100,000,000) or (B) in the ordinary course of business consistent with past practice and in the aggregate not in excess of 120% of the amounts reflected in the Company’s capital expenditure budget for each of 2016 and 2017 and 2018 set forth in Section 6.1(a)(vi) of the Company Disclosure Letter;

(vii)            transfer, lease, license, sell, assign, let lapse, abandon, cancel, mortgage, pledge, place a Lien upon or otherwise dispose of any Intellectual Property; provided that this clause (vii) shall not restrict (A) ordinary course licenses, sales, letting lapse, abandonment, cancellations and Liens that are licenses in each case of Intellectual Property, (B) the granting of any licenses of Intellectual Property other than in the ordinary course of business with a term of three years or less where the aggregate payments under such license do not exceed $250,000,000 per license and (C) sales of Intellectual Property with a fair market value less than $50,000,000 individually if the transaction is not in the ordinary course or $100,000,000 individually in any event (other than transactions among the Company and its wholly owned Subsidiaries);

(viii)            transfer, lease, license, sell, assign, let lapse, abandon, cancel, mortgage, pledge, place a Lien upon or otherwise dispose of any properties or assets (including capital stock of any of its Subsidiaries but not including any Intellectual Property, which is governed by Section 6.1(a)(vii)) with a fair market value in excess of $50,000,000 individually if the transaction is not in the ordinary course or $100,000,000 individually in any event (other than transactions among the Company and its wholly owned Subsidiaries);

(ix)            issue, deliver, sell, grant, transfer, or encumber, or authorize the issuance, delivery, sale, grant, transfer or encumbrance of, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for, or any options, warrants or other rights to acquire, any such shares, except (A) for any Shares issued pursuant to Company Options, Company Restricted Stock Units and Company Performance Stock Units outstanding on the date of this Agreement in accordance with the existing terms of such awards and the Company Stock Plans, (B) for any profit participation rights relating to programs granted in the ordinary course of business consistent with past practice or (C) by wholly owned Subsidiaries to the Company or to any other wholly owned Subsidiary of the Company;

(x)            other than capital expenditures made in accordance with Section 6.1(a)(vi) and other than with respect to film and television programming or video game production, which is subject to Section 6.1(a)(xi), spend or commit to spend in excess of (A) $25,000,000 if the transaction is not in the ordinary course and $200,000,000 in any event or (B) more than $500,000,000 in the aggregate in any year, in each case to acquire any business, whether by merger, consolidation, purchase of property or assets, licenses or otherwise (valuing any non-cash consideration at its fair market value as of the date of the agreement for such acquisition); provided that neither the Company nor any of its Subsidiaries shall enter into any such transaction that would, or would reasonably be likely to, prevent, materially delay or materially impair the consummation of the Initial Merger and the other transactions contemplated by this Agreement;

(xi)            other than capital expenditures made in accordance with Section 6.1(a)(vi), spend or commit to spend on purchases and licensing of film and television programming from third parties or video game production in excess of $500,000,000 if the transaction is not in the ordinary course and $1,000,000,000 in any event;

(xii)            make any material change with respect to its financial accounting policies or procedures, except as required by changes in GAAP (or any interpretation thereof) or by applicable Law;

(xiii)            except as required by applicable Law, (A) make any Tax election that is material to the Company and its Subsidiaries, taken as a whole, or take any position that is material to the Company and its Subsidiaries, taken as a whole, on any material Tax Return filed on or after the date of this Agreement, in each case that is inconsistent with elections made or positions taken in preparing or filing similar Tax Returns in prior periods, except in each case as a result of, or in response to, any change in U.S. federal Tax laws or regulations or administrative guidance promulgated or issued thereunder, (B) change any method of Tax accounting, which change is material to the Company and its Subsidiaries, taken as a whole, (C) amend any federal income Tax Return with respect to an amount of Taxes that is material to the Company and its Subsidiaries, taken as a whole or (D) settle or resolve any Tax controversy that is material to the Company and its Subsidiaries, taken as a whole;

(xiv)            (A) (1) enter into any new line of business other than any line of business that is reasonably ancillary to and a reasonably foreseeable extension of any line of business as of the date of this Agreement, or (2) start to conduct a line of business of the Company or any of its Subsidiaries in any geographic area where it is not conducted as of the date of this Agreement, other than starting to conduct a line of business of the Company or any of its Subsidiaries in geographic areas that are reasonable extensions to geographic areas where such business line is conducted as of the date of this Agreement (provided that in the case of each of clauses (1) and (2), such entry or expansion would not require the receipt or transfer of any License that would constitute a Communications License if issued or granted prior to the date hereof and would not reasonably be likely to prevent, materially delay or materially impair the ability of the Company, Parent and Merger Subs to complete the Mergers on a timely basis) or (B) except as currently conducted, engage in the conduct of any business in any state which would require the receipt or transfer of a Communications License or License that would constitute a Communications License if issued or granted prior to the date hereof or in any foreign country that would require the receipt or transfers of a material License;

(xv)            other than with respect to film and television programming, which is subject to Section 6.1(a)(x), make any loans, advances or capital contributions to, or investments in, any Person (other than loans, advances or capital contributions to the Company or any direct or indirect wholly owned Subsidiary of the Company) in excess of $25,000,000 if the transaction is not in the ordinary course and $200,000,000 in any event;

(xvi)            (A) amend or modify in any material respect, or terminate or fail to renew (where the determination is unilateral by the Company or its Subsidiary) any Material Contract (other than amendments or modifications that are substantially consistent with past practice or that are not adverse to the Company and its Subsidiaries in any material respect with respect to the Contract and, subject to Section 6.1(b)(ii), terminations upon the expiration of the term thereof in accordance with the terms thereof) or waive, release or assign any material rights, claims or benefits under any Material Contract, or (B) enter into any Contract that would have been a Material Contract of the type described in Section 5.1(k) had it been entered into prior to the date of this Agreement unless it is on terms substantially consistent with, or on terms more favorable to the Company and/or its Subsidiaries (and to Parent and its Subsidiaries following the Closing) than, either a Contract it is replacing or a form of such Material Contract made available to Parent prior to the date hereof; provided that in the case of each of (A) or (B) no such agreement shall purport to bind Parent or its Affiliates (other than the Company and its Subsidiaries); provided, further, that (x) this Section 6.1(a)(xvi) shall not prohibit or restrict the Company or any of its Subsidiaries from entering into a Contract to the extent that such Contract implements an act or failure to act that is not otherwise expressly prohibited by any of Section 6.1(a)(i) through 6.1(a)(xx) and (y) for the avoidance of doubt, this Section 6.1(a)(xvi) shall not prohibit or restrict any Company Plans;

(xvii)            settle any action, suit, case, litigation, claim, hearing, arbitration, investigation or other proceedings before or threatened to be brought before a Governmental Entity, other than settlements (A) if the amount of any such settlement is not in excess of $25,000,000 individually or $75,000,000 in the aggregate; provided that such settlements do not involve any non-de minimis injunctive or equitable relief or impose non-de minimis restrictions on the business activities of the Company and its Subsidiaries or Parent and its Subsidiaries or (B) relating to Taxes (which shall be governed by Section 6.1(a)(xiii));

(xviii)         enter into any collective bargaining agreement, other than renewals of any collective bargaining agreements in the ordinary course of business;

(xix)            enter into any Contract that obligates or purports to obligate any existing or future non-controlled Affiliate of the Company (including any parent entity) to grant licenses to any Intellectual Property; or

(xx)            agree, resolve or commit to do any of the foregoing.

(b)            Notwithstanding anything to the contrary contained in Section 6.1(a), the Company and its Subsidiaries shall consult with Parent reasonably in advance of taking any action in the ordinary course of business consistent with past practice prior to entering into any transaction described in (without regard to dollar thresholds referenced therein): (A) Section 6.1(a)(vi) if such transaction involves payments in excess of $500,000,000 and (B) Section 6.1(a)(ix) if the transaction involves spending or commitment to spend more than $25,000,000.  In addition, if the Chief Financial Officer of the Company concludes at any time that there is a reasonable likelihood that the adjusted operating income or earnings per share of the Company and its Subsidiaries, on a consolidated basis, for the then-current fiscal quarter or fiscal year will adversely deviate by 5% or more from the budget for such items for such period, the Chief Financial Officer of the Company shall promptly advise the Chief Financial Officer of Parent of such deviation and the basis therefore, and notify the Chief Financial Officer of Parent regarding the actions proposed to be taken in response thereto.

(c)            All notices, requests, instructions, communications or other documents to be given in connection with any consultation or approval required pursuant to this Section 6.1 shall be in writing and shall be deemed given as provided for in Section 9.6, and, in each case, shall be addressed to such individuals as the parties shall designate in writing from time to time.

(d)            Parent covenants and agrees, from and after the execution of this Agreement and prior to the First Effective Time (unless the Company shall otherwise approve in writing, which approval will not be unreasonably withheld, conditioned or delayed and except as (1) required by applicable Law, (2) expressly required by this Agreement or (3) otherwise expressly disclosed in Section 6.1(d) of the Parent Disclosure Letter):  (A) Parent shall not (1) amend Parent’s certificate of incorporation or bylaws in any manner that would prohibit or hinder, impede or delay in any material respect the Initial Merger or the consummation of the other transactions contemplated hereby; provided that any amendment to its certificate of incorporation to increase the authorized number of shares of any class or series of the capital stock of Parent or to create a new series of capital stock of Parent shall in no way be restricted by the foregoing, or (2) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock, other than normal quarterly cash dividends on the Parent Common Stock as described in Section 6.1(d) of the Parent Disclosure Letter and other than dividends or distributions with a record date after the First Effective Time; (B) Parent shall not, and shall not permit any of its Subsidiaries to, acquire another business or merge or consolidate with any other Person or restructure, reorganize or completely or partially liquidate, in each case, to the extent that such action would, or would reasonably be likely to, prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement; (C)  Parent and Merger Subs shall not knowingly take or omit to take any action that would impair the enforceability of the Credit Agreement, reduce the aggregate amount of Debt Financing under the Credit Agreement (except (i) as required thereby or (ii) concurrently with the entry into alternative arrangements in equal amounts and on other terms that, with respect to conditionality, are not less favorable in any material respect to Parent or Merger Subs than the terms and conditions in the Credit Agreement) or adversely modify the terms and conditions thereof in a manner that would reasonably be likely to prevent or materially impede or delay the funding of the Debt Financing under the Credit Agreement; (D) Parent shall not knowingly take or omit to take any action if such action or failure to act would reasonably be likely to prevent or impede the Mergers from qualifying for the Intended Tax Treatment, and (E) Parent shall not agree, resolve, or commit to do any of the foregoing.  In no event shall Parent or any of its Subsidiaries, directly or indirectly, at any time prior to receipt of the Company Requisite Vote, prohibit or seek to prohibit any commercial bank or investment bank or other potential provider of debt or equity financing (other than the Persons identified in Section 5.2(k) and their Affiliates) from providing or seeking to provide financing or financial advisory services to any Person in connection with an Acquisition Proposal.

(e)            (i) The Company shall, prior to the First Effective Time, execute and deliver to Cravath a certificate executed by an officer of the Company, dated as of the Closing Date, with such customary representations and warranties as Cravath determines are necessary for it to be able to deliver the Cravath Opinion (only to the extent the Company in good faith believes it is able to make such representations and warranties truthfully) (the “Company Certificate”).

(ii)            Parent shall, prior to the First Effective Time, execute and deliver to Cravath a certificate executed by an officer of Parent, dated as of the Closing Date, with such customary representations and warranties as Cravath determines are necessary for it to be able to deliver the Cravath Opinion (only to the extent Parent in good faith believes it is able to make such representations and warranties truthfully) (the “Parent Certificate”).  The parties acknowledge and agree that the provisions of this Section 6.1(e) shall not create any independent conditions to the Closing.

(iii)            Parent shall reasonably promptly notify the Company, and the Company shall reasonably promptly notify the Parent, in each case if such party becomes aware of any non-public fact or circumstance that would reasonably be likely to prevent or impede the Mergers from qualifying for the Intended Tax Treatment.

(f)            If the Company receives from Cravath an opinion, on the basis of representations and warranties set forth or referred to in such opinion, dated as of the Closing Date, to the effect that the Mergers will qualify for the Intended Tax Treatment (the “Cravath Opinion”), then the parties agree to treat and report the Mergers for all Tax purposes (including on all applicable Tax Returns) as qualifying for the Intended Tax Treatment.

(g)            Notwithstanding anything to the contrary contained in Section 6.1(a), the Company and its Subsidiaries (i) shall not, without the prior written consent of Parent, exercise any buy-sell rights with respect to any joint venture or partnership that has a fair market value in excess of $25,000,000 and (ii) shall consult in good faith with Parent prior to taking any material action in response to the exercise of any buy/sell rights with respect to any joint venture or partnership with a fair market value in excess of $25,000,000.

6.2            Acquisition Proposals.

(a)            No Solicitation or Negotiation.  The Company agrees that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any of its or its Subsidiaries’ officers, directors and employees shall, and it shall instruct and use reasonable best efforts to cause its and its Subsidiaries’ investment bankers, attorneys, accountants and other advisors, agents and representatives (a Person’s directors, officers, employees, investment bankers, attorneys, accountants and other advisors, agents and representatives are hereinafter referred to as its “Representatives”) not to, directly or indirectly:

(i)            initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

(ii)            engage or otherwise participate in any discussions or negotiations relating to any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; or

(iii)            provide any information or data to any Person in connection with any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; or

(iv)            otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

The Company shall, and the Company shall cause its Subsidiaries and use its reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, or proposal that would reasonably be expected to lead to an Acquisition Proposal.  The Company will promptly inform the Persons referred to in the preceding sentence of the obligations undertaken in this Section 6.2.  The Company will promptly request from each Person that has executed a confidentiality agreement in connection with its consideration of making an Acquisition Proposal to return or destroy (as provided in the terms of such confidentiality agreement) all confidential information concerning the Company or any of its Subsidiaries and promptly terminate all physical and electronic data access previously granted to such Person.

(b)            Fiduciary Exception to No Solicitation Provision. Notwithstanding anything to the contrary in Section 6.2(a), prior to the time, but not after, the Company Requisite

Vote is obtained, the Company may, in response to an unsolicited, bona fide written Acquisition Proposal made after the date of this Agreement, (i) contact the Person who made such Acquisition Proposal and its Representatives solely to clarify the terms and conditions thereof, and (ii) provide access to information regarding the Company or any of its Subsidiaries in response to a request therefor to the Person who made such Acquisition Proposal and such Person’s Representatives; provided that such information has previously been, or is substantially concurrently, made available to Parent and that, prior to furnishing any such non-public information, the Company receives from the Person making such Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such Person as the Confidentiality Agreement (as defined in Section 9.7) (it being understood that such confidentiality agreement need not contain a “standstill” or similar obligations to the extent that Parent is, concurrently with the entry by the Company or its Subsidiaries into such confidentiality agreement, released from any “standstill” or other similar obligations in the Confidentiality Agreement); provided, however, that if the Person making such Acquisition Proposal is a competitor of the Company and its Subsidiaries, the Company shall not provide any information that in the good faith determination of the Company constitutes commercially sensitive non-public information to such Person in connection with any actions permitted by this Section 6.2(b) other than in accordance with “clean room” or other similar procedures designed to limit any potential adverse effect on the Company from sharing such information; and (iii) participate in any discussions or negotiations with any such Person and its Representatives regarding such Acquisition Proposal, if, and only if, prior to taking any action described in clause (ii) or (iii) above, the Board of Directors of the Company determines in good faith after consultation with outside legal counsel that (A) failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (B) based on the information then available and after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal.

(c)            Notice.  The Company shall promptly notify Parent if (i) any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, (ii) any non-public information is requested in connection with any Acquisition Proposal from, or (iii) any discussions or negotiations with respect to an Acquisition Proposal are sought to be initiated or continued with, it, its Subsidiaries or any of their respective Representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent informed, on a reasonably current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

(d)            Definitions.  For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal or offer from any Person or group of Persons, other than Parent and its Subsidiaries, with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, extraordinary dividend, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries which is structured to permit such Person or group of Persons (or their shareholders) to, directly or indirectly, acquire beneficial ownership of 15% or more of the Company’s consolidated total assets or any class of the Company’s equity interests and (ii) any acquisition by any Person or group of Persons (or their shareholders) (other than Parent and its Subsidiaries) resulting in, or proposal or offer, which if consummated would result in, any Person or group of Persons (or their shareholders) (other than Parent and its Subsidiaries) obtaining control (through Contract or otherwise) over or becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power of any class of equity securities of the Company, or 15% or more of the consolidated total assets (including equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means an unsolicited bona fide Acquisition Proposal made after the date of this Agreement that would result in a Person or group (or their shareholders) becoming, directly or indirectly, the beneficial owner of, all or substantially all of the Company’s consolidated total assets or more than 50% of the total voting power of the equity securities of the Company or the successor Person of the Company, that the Board of Directors of the Company has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person or group of Persons making the proposal, and, if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by this Agreement pursuant to Section 6.2(f) of this Agreement and the time likely to be required to consummate such Acquisition Proposal).

(e)            No Change in Recommendation or Alternative Acquisition Agreement.  Except as permitted by Section 6.2(f), the Board of Directors of the Company and each committee of the Board of Directors shall not (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation (it being understood that if any Acquisition Proposal structured as a tender or exchange offer is commenced, the Board of Directors of the Company failing to recommend against acceptance of such tender or exchange offer by the Company’s stockholders within 10 business days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act shall be considered a modification adverse to Parent); (ii) approve or recommend, or publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement or other agreement (other than a confidentiality agreement referred to in Section 6.2(b) entered into in compliance with Section 6.2(b)) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”); or (iii) cause or permit the Company to enter into an Alternative Acquisition Agreement.

(f)            Fiduciary Exception to Change in Recommendation Provision.  Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Company Requisite Vote is obtained, (i) the Board of Directors of the Company may withhold, withdraw, qualify or modify the Company Recommendation or approve, recommend or otherwise declare advisable any Acquisition Proposal made after the date of this Agreement that did not result from or in connection with a material breach of this Agreement, if (A) (I) in the case of such an action taken in connection with an Acquisition Proposal, the Acquisition Proposal is not withdrawn and the Board of Directors of the Company determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that such Acquisition Proposal constitutes a Superior Proposal; or (II) in the case of such an action taken other than in connection with an Acquisition Proposal, a development or change in circumstances occurs or arises after the date of this Agreement that was not known by nor was reasonably foreseeable to the Board of Directors of the Company as of the date of this Agreement and (B) the Board of Directors of the Company determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law (a “Change in Recommendation”, it being understood that a customary “stop, look and listen” disclosure in compliance with Rule 14d-9(f) of the Exchange Act shall not, in and of itself, constitute a Change in Recommendation), and/or (ii) the Company may terminate this Agreement in accordance with Section 8.3(b) and concurrently with such termination cause the Company to enter into an Alternative Acquisition Agreement providing for a Superior Proposal that did not result from or in connection with a material breach of this Agreement (a “Superior Proposal Termination”); provided that in no event shall the Company take, or agree or resolve to take, any action under this Section 6.2(f) other than in compliance with this Section 6.2; provided further that no Change in Recommendation and/or Superior Proposal Termination may be made until after at least five business days following Parent’s receipt of written notice from the Company advising that the Company’s Board of Directors intends to take such action and the basis therefor (which notice shall include a copy of any such Superior Proposal and a copy of any relevant proposed transaction agreements, the identity of the party making such Superior Proposal and the material terms thereof or, in the case of notice given other than in connection with a Superior Proposal, a reasonably detailed description of the development or change in connection with which the Company’s Board of Directors has given such notice).  After providing such notice and prior to effecting such Change in Recommendation and/or Superior Proposal Termination, (x) the Company shall, during such five business day period, negotiate in good faith with Parent and its Representatives, to the extent Parent wishes to negotiate, with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent, and (y) in determining whether it may still under the terms of this Agreement make a Change in Recommendation and/or effect a Superior Proposal Termination, the Board of Directors of the Company shall take into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to such notice during such five business day period.  Any amendment to the financial terms or conditions or other material terms of any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.2(f), including with respect to the notice period referred to in this Section 6.2(f), except that the five business day period shall be three business days for such purposes in any such case.

(g)            Limits on Release of Standstill and Confidentiality.  From the date of this Agreement until the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any “standstill” or similar obligation to which the Company or any of its Subsidiaries is a party and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by seeking injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof.  Notwithstanding anything to the contrary contained in this Agreement, the Company shall be permitted to fail to enforce any provision of any “standstill” or similar obligation of any Person if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action is necessary in order for the directors to comply with their fiduciary duties under applicable Law; provided that the Company promptly advises Parent that it is taking such action and the identity of the party or parties with respect to which it is taking such action; provided, further, that the foregoing shall not restrict the Company from permitting a Person to orally request the waiver of a “standstill” or similar obligation to the extent necessary to comply with fiduciary duties under applicable Law.

(h)            Certain Permitted Disclosure.  Nothing contained in this Section 6.2 shall be deemed to prohibit the Company from complying with its disclosure obligations under applicable U.S. federal or state Law with regard to an Acquisition Proposal; provided that this paragraph (h) shall not be deemed to permit the Company or the Company’s Board of Directors to effect a Change in Recommendation except in accordance with Section 6.2(f).

6.3            Information Supplied.  (a)  The Company shall promptly prepare and file with the SEC the Prospectus/Proxy Statement, and Parent shall prepare and file with the SEC the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Initial Merger (including the proxy statement and prospectus (the “Prospectus/Proxy Statement”) constituting a part thereof, the “S-4 Registration Statement”) as promptly as practicable.  Parent and the Company each shall use its reasonable best efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter the Company shall mail the Prospectus/Proxy Statement to the stockholders of the Company.  The Company and Parent shall also use their respective reasonable best efforts to satisfy prior to the effective date of the S-4 Registration Statement all necessary state securities Law or “blue sky” notice requirements in connection with the Initial Merger and to consummate the other transactions contemplated by this Agreement and pay all expenses incident thereto.

(b)            No filing of, or amendment or supplement to, the S-4 Registration Statement will be made by Parent, and no filing of, or amendment or supplement to, the Prospectus/Proxy Statement will be made by the Company or Parent, in each case without providing the other party a reasonable opportunity to review and comment thereon (other than, in each case, any filing, amendment or supplement in connection with a Change in Recommendation).  Each of the Company and Parent shall promptly provide the other with copies of all such filings, amendments or supplements to the extent not readily publicly available.  Each of the Company and Parent shall furnish all information concerning such Person and its Affiliates to the other and provide such other assistance as may be reasonably requested by such other party to be included therein and shall otherwise reasonably assist and cooperate with the other in the preparation of the Prospectus/Proxy Statement, the S-4 Registration Statement and the resolution of any comments to either received from the SEC.  If at any time prior to the receipt of the Company Requisite Vote, any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which is required to be set forth in an amendment or supplement to either the S-4 Registration Statement or the Prospectus/Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.  The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Prospectus/Proxy Statement or the S-4 Registration Statement or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Prospectus/Proxy Statement, the S-4 Registration Statement or the Mergers and (ii) all orders of the SEC relating to the S-4 Registration Statement.  No response to any comments from the SEC or the staff of the SEC relating to the Prospectus/Proxy Statement or the S-4 Registration Statement will be made by the Company or Parent, in each case without providing the other party a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC. The Company and Parent will cause the S-4 Registration Statement and the Prospectus/Proxy Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

6.4            Stockholders Meeting.  (a)  The Company will use, in accordance with applicable Law and the Company Charter and Company Bylaws, its reasonable best efforts to convene and hold a meeting of holders of Shares to consider and vote upon the adoption of this Agreement (the “Company Stockholders Meeting”) not more than 45 days after the date the S-4 Registration Statement is declared effective.  Subject to the provisions of Section 6.2, the Company’s Board of Directors shall include the Company Recommendation in the Prospectus/Proxy Statement and recommend at the Company Stockholders Meeting that the holders of Shares adopt this Agreement and shall use its reasonable best efforts to obtain and solicit such adoption.  Notwithstanding the foregoing, if on a date preceding the date on which or the date on which the Company Stockholders Meeting is scheduled, the Company reasonably believes that (i) it will not receive proxies representing the Company Requisite Vote, whether or not a quorum is present, or (ii) it will not have enough Shares represented to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting, the Company may postpone or adjourn, or make one or more successive postponements or adjournments of, the Company Stockholders Meeting as long as the date of the Company Stockholders Meeting is not postponed or adjourned more than an aggregate of 15 calendar days in connection with any postponements or adjournments in reliance on the preceding sentence.  In addition, notwithstanding the first sentence of this Section 6.4(a), the Company may postpone or adjourn the Company Stockholders Meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Company has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of the Company prior to the Company Stockholders Meeting.

(b)            Notwithstanding any Change in Recommendation, the Company shall nonetheless submit this Agreement to the holders of Shares for adoption at the Company Stockholders Meeting unless this Agreement is terminated in accordance with Article VIII prior to the Company Stockholders Meeting.  Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by Law to be voted on by the Company’s stockholders in connection with the adoption of this Agreement and the transactions contemplated hereby) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders Meeting.

6.5            Filings; Other Actions; Notification.

(a)            Cooperation.  (i)  The Company and Parent shall, subject to Section 6.2, cooperate with each other and use, and shall cause their respective Subsidiaries to use, their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws and Orders to consummate and make effective the Mergers and the other transactions contemplated by this Agreement as promptly as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings (including by filing as soon as reasonably practicable after the date of this Agreement the notifications, filings and other information required to be filed under the HSR Act or any Foreign Competition Laws with respect to the transactions contemplated hereby) and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits, expirations of waiting periods and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Mergers or any of the other transactions contemplated by this Agreement. In furtherance and not in limitation of the covenants of the parties contained in this Section 6.5 (but subject to Section 6.5(b) below), each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity in connection with the HSR Act, any other applicable Antitrust Laws or any Communications Laws with respect to the transactions contemplated hereby and to avoid the entry of, or effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, that would otherwise have the effect of preventing the consummation of the transactions contemplated hereby (including by defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the Mergers).  Subject to applicable Laws relating to the exchange of information, each of Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Mergers and the other transactions contemplated by this Agreement.  To the extent permitted by applicable Law, each party shall provide the other with copies of all material written correspondence between it (or its advisors) and any Governmental Entity relating to the Mergers and the other transactions contemplated by this Agreement and, to the extent reasonably practicable, all telephone calls and meetings with a Governmental Entity regarding the transactions contemplated by this Agreement shall include representatives of Parent and the Company. Parent and the Company shall coordinate with respect to Antitrust Laws and Communications Laws and with respect to the appropriate course of action with respect to obtaining the consents, approvals, permits, waiting period expirations or authorizations of any Governmental Entity required to consummate the Mergers prior to the Termination Date.  In furtherance of the foregoing and to the extent permitted by applicable Law, (A) each party shall notify the other, as far in advance as practicable, of any filing or material or substantive communication or inquiry it or any of its Subsidiaries intends to make with any Governmental Entity relating to the matters that are the subject of this Section 6.5(a), (B) prior to submitting any such filing or making any such communication or inquiry, such party shall provide the other party and its counsel a reasonable opportunity to review, and shall consider in good faith the comments of the other party in connection with, any such filing, communication or inquiry, (C) promptly following the submission of such filing or making such communication or inquiry, provide the other party with a copy of any such filing or, if in written form, communication or inquiry, and (D) consult with the other party in connection with any inquiry, hearing, investigation or litigation by, or negotiations with, any Governmental Entity relating to the Mergers, including the scheduling of, and strategic planning for, any meetings with any Governmental Entity relating thereto.  In exercising the foregoing rights, the Company and Parent each shall act reasonably and as promptly as reasonably practicable. Without limiting the foregoing, the Company will encourage CME to cooperate, as reasonably requested by Parent, to take the actions that the Company is required under this Section 6.5(a) to cause its Subsidiaries take.  As used in this Agreement, the term “Antitrust Laws” means the Sherman Antitrust Act, the Clayton Antitrust Act of 1914, the HSR Act and all other federal, state and foreign statutes, rules, regulations, orders, decrees and other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or competition.

(b)            For the purposes of this Section 6.5, “reasonable best efforts” shall include taking any and all actions necessary to obtain the consents, approvals, permits, waiting period expirations or authorizations of any Governmental Entity required to consummate the Mergers prior to the Termination Date (including agreeing to regulatory conditions that would have a serious and significant adverse impact on the current or future business or operations of Parent and its Subsidiaries, including the Company and its Subsidiaries) (the “Regulatory Actions”); provided that nothing in this Agreement shall require Parent or its Subsidiaries (including the Company and its Subsidiaries) to take or refrain from taking, or agree to take or refrain from taking, any action or actions that, individually or in the aggregate, would (i) be reasonably likely to have a Combined Entertainment Group Material Effect, (ii) result in a material increase in the aggregate capital expenditures of Parent and its Subsidiaries from the Closing Date through 2021 relative to the aggregate corresponding amounts in Parent’s consolidated 2017-2021 capital budget as provided to the Company prior to the date of this Agreement, or (iii) require Parent or its Subsidiaries to divest, dispose of or hold separate any businesses or assets of Parent or its

Subsidiaries (not including any businesses or assets of the Company and its Subsidiaries) that are more than de minimis (the occurrence of any of the matters specified in clauses (i) through (iii), a “Regulatory Material Adverse Effect”).  The Company and its Subsidiaries shall not agree to any such actions without the prior written consent of Parent which, subject to and without limiting Parent’s obligations under this Section 6.5, may be granted or withheld in Parent’s sole discretion.  For purposes of this Section 6.5, “Combined Entertainment Group Material Effect” means a material adverse effect on the financial condition, properties, assets, business or results of operations of the Combined Entertainment Group, treating for this purpose the effects of all Regulatory Actions wherever imposed (whether on Parent, its Subsidiaries, the Company and/or its Subsidiaries), as if they affected a company the size of, and having the financial and operating metrics of, the Combined Entertainment Group.  “Combined Entertainment Group” means the businesses included in Parent’s “Entertainment Group Segment Results” as of the date hereof, together with the businesses of the Company and its Subsidiaries.

(c)            Information.  The Company and Parent each shall, upon request by the other, promptly furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement, the S-4 Registration Statement and any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Mergers and the other transactions contemplated by this Agreement.

(d)            Status.  The Company and Parent each shall keep the other reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries from any third party and/or any Governmental Entity with respect to the Mergers and the other transactions contemplated by this Agreement, other than immaterial communications.

(e)            Post-Signing.  The Company shall provide Parent with all information requested by Parent that is reasonably necessary to identify any Governmental Consents required under any Foreign Regulatory Law applicable to the consummation of the Mergers or the issuance of shares of Parent Common Stock pursuant to the Initial Merger in jurisdictions not included on Section 6.5(e) of the Company Disclosure Letter (“Additional Consents”).  The parties shall use reasonable best efforts to identify any Additional Consents within 30 days following the delivery by the Company of such requested information to Parent.  To the extent the parties identify any Additional Consents, such Additional Consents shall be added to Section 7.1(c) of the Company Disclosure Letter if the parties would have included them in Section 7.1(c) of the Company Disclosure Letter as of the date hereof, applying for this purpose the same standards of legal and business significance as were used by the parties in agreeing Section 7.1(c) of the Company Disclosure Letter as of the date hereof.  In the event the parties disagree about whether the Additional Consents would have been included, they shall first have their General Counsels meet to attempt to resolve any differences.  In the event the parties are unable to agree whether any amendment to Section 7.1(c) of the Company Disclosure Letter is required by this Section 6.5(e), such dispute shall be settled by arbitration to be held in New York, New

York in accordance with the commercial arbitration rules of the American Arbitration Association then in effect.  Such arbitration shall be conducted by one arbitrator with at least 10 years’ experience in complex mergers and acquisitions transactions mutually agreed upon by each party.  Any decision rendered thereby shall be final and binding on each of the parties and judgment may be entered thereon in the appropriate state or federal court.  The arbitrators shall be bound to strict interpretation and observation of the terms of this Agreement. Each party shall pay its own costs of arbitration.

6.6            Access; Consultation.  (a)  Upon reasonable notice, and except as may otherwise be required by applicable Law, the Company shall, and shall cause its Subsidiaries to, afford Parent’s Representatives reasonable access, during normal business hours during the period prior to the First Effective Time, to the Company’s and its Subsidiaries’ employees, properties, assets, books, records and contracts and, during such period, the Company and Parent shall, and shall cause their respective Subsidiaries to, (i) in the case of Parent, furnish promptly to the Company information regarding the matters set forth in Section 6.6(a) of the Parent Disclosure Letter as may be reasonably requested by the Company and (ii) in the case of the Company, furnish promptly to Parent all information concerning its or any of its Subsidiaries’ capital stock, business and personnel as may reasonably be requested by Parent; provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company or Parent; and provided, further, that the foregoing shall require neither the Company nor Parent to permit any invasive environmental sampling or any inspection or to disclose any information pursuant to this Section 6.6 to the extent that (i) in the reasonable good faith judgment of such party, any applicable Law requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) in the reasonable good faith judgment of such party, the information is subject to confidentiality obligations to a third party or (iii) disclosure of any such information or document would result in the loss of attorney-client privilege; provided, further, that with respect to clauses (i) through (iii) of this Section 6.6(a), Parent or the Company, as applicable, shall use its commercially reasonable efforts to (1) obtain the required consent of any such third party to provide such inspection or disclosure, (2) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company and (3) in the case of clauses (i) and (iii), implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege.  Notwithstanding any other provision of this agreement, (i) neither the Company nor Parent shall disclose any information to the other where doing so would violate the Anti-Collusion Rules, (ii) the Company shall not disclose to Parent any information about its WPCH-TV television broadcasting business, and (iii) neither the Company nor Parent shall disclose to the other any information about its participation in FCC Auction 1000, unless, in the case of clauses (ii) and (iii), outside counsel to both the Company and Parent agree that such information may be exchanged consistent with the Anti-Collusion Rules.  Any investigation pursuant to this Section 6.6 shall be conducted in such a manner as not to interfere unreasonably with the conduct of the business of the other party.  All requests for information made pursuant to this Section 6.6 shall be directed to an executive officer of the Company or Parent, as applicable, or such Person as may be designated by any such executive officer.

(b)            Each of Parent and the Company, as it deems advisable and necessary, may reasonably designate competitively sensitive material provided to the other as “Outside Counsel Only Material” or with similar restrictions.  Such material and the information contained therein shall be given only to the outside counsel of the recipient, or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the parties.  All information exchanged pursuant to this Section 6.6 shall be subject to the Confidentiality Agreement.  To the extent that any of the information or material furnished pursuant to this Section 6.6 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege.  All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.  Prior to the Effective Time, the Company and Parent shall reasonably cooperate in identifying any actions or practices of the Company or any of its Subsidiaries that could require remediation under applicable Law and, to the extent identified, shall cooperate in taking commercially reasonable actions or practices and other customary actions to reduce the risks related to such actions where the failure to remediate would reasonably be likely to result in substantial fines or penalties.

(c)            (i) Each of the Company and Parent shall give prompt notice to one another of any change, effect, circumstance or development that would reasonably be likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect (as applicable), or of any reasonably likely failure of any condition to Parent’s or the Company’s obligations to effect the Mergers (as applicable) and (ii) the Company shall give reasonably prompt notice to Parent upon the receipt of any notice alleging a material breach or default under any Material Contract or Additional Contract; provided that any failure to give notice in accordance with the foregoing shall not in and of itself be deemed to constitute the failure of any condition set forth in Section 7.2(b) or Section 7.3(b) to be satisfied.

(d)            The Company shall use its reasonable best efforts to deliver to Parent, within 60 days after the date of this Agreement, a complete list of the material registered U.S. Intellectual Property of the Company and its Subsidiaries.

6.7            Stock Exchange Listing, De-listing and De-registration.  Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Initial Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the First Effective Time.  The Company shall take all actions necessary to permit the Shares and any other security issued by the Company or one of its Subsidiaries and listed on the NYSE to be de-listed from the NYSE and de-registered under the Exchange Act as soon as possible following the Effective Time.

6.8            Publicity.  The initial press release with respect to the Mergers and the other transactions contemplated hereby shall be a joint press release and thereafter the Company and Parent shall consult with each other prior to issuing or making, and provide each other the opportunity to review and comment on, any press releases or other public announcements with respect to the Mergers and the other transactions contemplated by this Agreement and any filings with any third party and/or any Governmental Entity (including any national securities exchange) with respect thereto, except (i) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or the NYSE, (ii) any consultation that would not be reasonably practicable as a result of requirements of applicable Law, (iii) any press release or public statement that in the good faith judgment of the applicable party is consistent with prior press releases issued or public statements made in compliance with this Section 6.8 or (iv) with respect to any Change in Recommendation made in accordance with this Agreement or Parent’s response thereto.

6.9            Employee Benefits.

(a)            Parent agrees that each Company Employee who continues to remain employed with the Company or its Subsidiaries (a “Continuing Employee”) shall, during the period commencing at the First Effective Time and ending on December 31 of the calendar year following the calendar year in which the First Effective Time occurs (the “Continuation Period”), be provided with (i) a base salary or base wage that is no less favorable than the base salary or base wage provided to such Continuing Employee by the Company and its Subsidiaries immediately prior to the First Effective Time and (ii) target annual cash bonus opportunities and target long-term incentive compensation opportunities (which, for the avoidance of doubt, may be delivered to Continuing Employees who reside or work outside of the United States in the form of unrestricted or deferred cash or phantom or notional equity-based incentive programs) that are no less favorable in the aggregate than the target annual cash bonus opportunities and target long-term incentive compensation opportunities provided to such Continuing Employee by the Company and its Subsidiaries immediately prior to the First Effective Time. Parent agrees that Continuing Employees shall, during the Continuation Period, be provided with pension and welfare benefits that are substantially comparable in the aggregate to those provided by the Company and its Subsidiaries to such Continuing Employees as of immediately prior to the First Effective Time.  Additionally, Parent agrees that each Continuing Employee shall, during the period commencing at the First Effective Time and ending on the second anniversary of the First Effective Time, be provided with severance benefits that are no less favorable than the severance benefits provided by the Company and its Subsidiaries to such Continuing Employee immediately prior to the First Effective Time (or such greater benefits that are required after giving effect to the acknowledgment in Section 6.9(f)).

(b)            Parent shall or shall cause the Initial Surviving Company to provide that no pre-existing conditions, exclusions or waiting periods shall apply to Company Employees under the benefit plans provided for those employees except to the extent such condition or exclusion was applicable to an individual Company Employee prior to the Effective Time.  With respect to the plan year during which the First Effective Time occurs, Parent shall provide each Company Employee with credit for deductibles and out-of-pocket requirements paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any Parent plan in which such Company Employee is eligible to participate following the Closing Date.

(c)            From and after the Closing Date, Parent shall or shall cause the Initial Surviving Company to, provide credit (without duplication) to Company Employees for their service recognized by the Company and its Subsidiaries as of the First Effective Time for purposes of eligibility, vesting, continuous service, determination of service awards, vacation, paid time off, and severance entitlements to the same extent and for the same purposes as such service was credited under the Company Plans, provided that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits for the same period of service for purposes of any frozen or discontinued Parent plan or any frozen or discontinued portion of a Parent plan or for purposes of benefit accrual under any defined benefit pension plan or retiree medical plan, and provided further, that if “hire date” is used to determine the particular Parent plan or benefit structure in which a Company Employee would participate, if any, then “hire date,” solely for such purposes, shall be the Closing Date.

(d)            Prior to the First Effective Time, if requested by Parent in writing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall use commercially reasonable efforts to cause each of the Company’s 401(k) plans, other than the Company Savings Plan (the “Company 401(k) Plans”), to be terminated effective immediately prior to the First Effective Time, and Parent shall, or shall cause one of its Subsidiaries to, provide the Continuing Employees who participated in such terminated Company 401(k) Plans eligibility to participate in a 401(k) plan of Parent or one of its Subsidiaries.  In the event that Parent requests that the Company 401(k) Plans be terminated, the Company shall provide Parent with evidence that it used commercially reasonable efforts to terminate such Plans (the form and substance of which shall be subject to review by Parent) not later than the business day immediately preceding the First Effective Time.

(e)            Annual bonuses for the year in which the Closing occurs shall be treated in accordance with the terms set forth in Section 6.9(e) of the Company Disclosure Letter.

(f)            Parent hereby acknowledges that the consummation of the Mergers or the other transactions contemplated hereby will constitute a “change in control” or “change of control” (or other similar phrase) for purposes of any Company Plan that contains a definition of “change in control” or “change of control” (or similar phrase), as applicable, other than those Company Plans set forth on Section 6.9(f) of the Company Disclosure Letter.

(g)            Prior to making any written or material oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to the treatment of compensation or benefits in connection with the transactions contemplated by this

Agreement, the Company shall provide Parent with a copy of the intended communication, and Parent shall have a reasonable period of time to review and comment on the communication.

(h)            Notwithstanding the foregoing, with respect to any Company Employee who is, or becomes, subject to a CBA, all compensation and benefits treatment and terms and conditions of employment afforded to such Company Employee shall be provided in accordance with such collective bargaining agreement or other agreement with a labor union or like organization and the terms of this Section 6.9 shall not apply.

(i)            From and after the First Effective Time, Parent and its Subsidiaries (including the Final Surviving Entity and its Subsidiaries) shall honor all Company Plans in accordance with their terms as in effect immediately prior to the First Effective Time.  Notwithstanding the foregoing, no provision of this Agreement shall limit the ability of Parent and its Subsidiaries (including the Surviving Company and its Subsidiaries) to provide compensation and benefits to Continuing Employees in accordance with this Agreement through plans of Parent or its Subsidiaries after the First Effective Time.

(j)            The provisions of this Section 6.9 are solely for the benefit of the parties to this Agreement, and neither any union nor any current or former employee, nor any other individual associated therewith, is or shall be regarded for any purpose as a third party beneficiary to this Agreement.  Notwithstanding anything to the contrary in this Agreement (except to the extent provided in Section 9.8), no provision of this Agreement is intended to, or does, (i) constitute the establishment of, or an amendment to, any Company Plan or any employee benefit plan of Parent, the Final Surviving Entity or any of their Affiliates, (ii) alter or limit the ability of Parent to amend, modify or terminate any Company Plan or any other benefit plan, program, agreement or arrangement, (iii) give any third party any right to enforce the provisions of this Section 6.9, (iv) prevent Parent, the Final Surviving Entity or any of their Affiliates, after the First Effective Time, from terminating the employment of any Company Employee or (v) be deemed to confer upon any such individual or legal representative any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement, and each such individual or legal representative shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder.

6.10            Expenses.  Except as otherwise provided in Sections 6.15 and 8.5, whether or not the Mergers are consummated, all costs and expenses incurred in connection with this Agreement and the Mergers and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the S-4 Registration Statement and printing and mailing the Prospectus/Proxy Statement and the S-4 Registration Statement shall be shared equally by Parent and the Company.

6.11            Indemnification; Directors’ and Officers’ Insurance.  (a)  From and after the First Effective Time, Parent shall, and shall cause the Initial Surviving Company to, indemnify and hold harmless each present and former director and officer of the Company determined as of the First Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the First Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of the fact that such Indemnified Party is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another Person prior to the First Effective Time, in each case, whether asserted or claimed prior to, at or after the First Effective Time, to the fullest extent that the Company would have been permitted under Delaware Law, the Company Charter or Company Bylaws in effect on the date of this Agreement to indemnify such Person (and Parent and the Initial Surviving Company shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided that the Person to whom expenses are advanced shall provide an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).  Parent shall ensure that the organizational documents of the Initial Surviving Entity shall, for a period of six years from and after the First Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Company and its Subsidiaries than are presently set forth in the Company Charter and Company Bylaws.  Any right of indemnification of an Indemnified Party pursuant to this Section 6.11 shall not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Party as provided herein.

(b)            Prior to the First Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Initial Surviving Company as of the First Effective Time to, obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the First Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the First Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall the Company expend for such policies a premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance.  If the Company and the Initial Surviving Company for any reason fail to obtain such “tail” insurance policies as of the First Effective Time, the Initial Surviving Company shall, and Parent shall cause the Initial Surviving Company to, continue to maintain in effect for a period of at least six years from and after the First Effective Time the D&O Insurance in place as of the date of this Agreement with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or the Initial Surviving Company shall, and Parent shall cause the Initial Surviving Company to, purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that in no event shall the Company expend, or Parent or the Initial Surviving Company be required to expend for such policies, an amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and, provided further that if the premium for such insurance coverage exceeds such amount, the Initial Surviving Company shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c)            If Parent or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case proper provisions shall be made so that the successors and assigns of Parent shall assume all of the obligations of Parent set forth in this Section 6.11.  If the Subsequent Merger is consummated, from and after the Second Effective Time, all references in this Section 6.11 to the Initial Effective Time shall be deemed to refer to the Second Effective Time and all references to the Initial Surviving Company shall be deemed to refer to the Final Surviving Entity, mutatis mutandis.

(d)            The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.  The rights of each Indemnified Party under this Section 6.11 shall be in addition to any rights such individual may have under Delaware Law, any applicable indemnification agreement to which such Person is a party, the Company Charter or the Company Bylaws.

(e)            None of Parent, the Initial Surviving Company or the Final Surviving Entity shall settle, compromise or consent to the entry of any judgment in any threatened or actual Proceeding for which indemnification could be sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents in writing (such consent not to be unreasonably withheld or delayed) to such settlement, compromise or consent.

(f)            Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.11 is not prior to or in substitution for any such claims under such policies.

6.12            Takeover Statute.  If any Takeover Statute is or may become applicable to the Mergers or the other transactions contemplated by this Agreement, the Company and its Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise use reasonable best efforts to act to eliminate or minimize the effects of such statute or regulation on such transactions.

6.13            Control of the Company’s or Parent’s Operations.  Nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, rights to control or direct the operations of the other prior to the First Effective Time.  Prior to the First Effective Time,

each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

6.14            Section 16(b).  The Board of Directors of each of the Company and Parent (or, in each case, a duly authorized committee thereof) shall, prior to the First Effective Time, take all such actions as may be necessary or appropriate to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of Parent Common Stock (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.15            Financing.

(a)            Upon the written request of Parent, the Company and its Subsidiaries shall execute and deliver, or shall use reasonable best efforts to cause to be executed and delivered, at the Closing, one or more supplemental indentures, legal opinions, officers certificates or other documents or instruments required for the due assumption of, and succession to, the Company’s and/or its Subsidiaries’ outstanding debt, guarantees, securities and other similar agreements to the extent required by the terms of such debt, guarantees, securities or other agreements and the Company and its Subsidiaries shall provide all assistance reasonably required by Parent in connection with obtaining the execution of such instruments (or any consents, waivers or replacement guarantees or other instruments requested by Parent in relation to such assumption or succession in respect of any of the Company’s and/or its Subsidiaries’ outstanding debt, guarantees, securities and other similar agreements) by the other parties required to execute such instruments.

(b)            The Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to commence, as promptly as reasonably practicable, at Parent’s expense, after the receipt of a written request from Parent to do so, tender or exchange offers, and any related consent solicitations with respect to, any or all of the outstanding notes, debentures or other debt securities of the Company and/or its Subsidiaries on such terms and conditions as specified and reasonably requested by Parent and in compliance with all applicable terms and conditions of the applicable indenture (the “Debt Offers”); provided that (i) Parent shall have provided the Company with the offer to purchase, related letter of transmittal, and other related documents (collectively, the “Offer Documents”) and (ii) the closing of the Debt Offers shall be conditioned on the Closing.  The Company shall, and shall cause its Subsidiaries to, use respective reasonable best efforts to, and to cause their respective representatives to, provide cooperation reasonably requested by Parent in connection with the Debt Offers and any related consent solicitations.  Parent shall only request the Company and its Subsidiaries to conduct any Debt Offer in compliance with the applicable rules and regulations of the SEC, including Rule 14e-1 under the Exchange Act and the applicable indenture or other Contract.  Parent shall ensure that at the First Effective Time, the Initial Surviving Company and the Final Surviving Entity shall have all funds necessary to pay any consideration required to be paid in connection with the Debt Offers on the Closing Date.

(c)            If requested by Parent in writing, the Company and its Subsidiaries shall take any actions requested by Parent that are reasonably necessary for the payoff, satisfaction, discharge and/or defeasance of any existing Indebtedness of the Company or its Subsidiaries, and shall payoff, redeem or satisfy, discharge and/or defease, as applicable, such Indebtedness in accordance with the indenture, credit agreement, or other Contract governing such Indebtedness (the “Debt Payoffs”), including taking any action reasonably necessary to obtain a payoff letter in connection therewith; provided that any such action described above shall not be required unless it can be and is conditioned on the occurrence of the Closing, and, it being understood that at Closing, Parent or its designee (which may be the Company) shall deposit with the appropriate trustee, agent or other recipient, cash or cash equivalents sufficient to actually effect such payoff, redemption, satisfaction, discharge and/or defeasance.  The Company shall, and shall cause its applicable Subsidiaries to, use their respective reasonable best efforts to and to cause their respective representatives to, provide cooperation reasonably requested by Parent in connection with any Debt Payoff.

(d)            In the event that the Company commences a Debt Offer, the Company covenants and agrees that, promptly following any related consent solicitation expiration date, assuming the requisite consents are received, each of the Company and its Subsidiaries as is necessary shall (and shall use their reasonable best efforts to cause the applicable trustee or agent to) execute a supplemental indenture or amendment to the applicable indenture or other Contract governing such Indebtedness, which shall implement the amendments described in the Offer Documents, subject to the terms and conditions of this Agreement (including the conditions to the Debt Offers) and the applicable indenture or other Contract; provided, however, that in no event shall the Company, any of its Subsidiaries or any of their respective officers, directors or other representatives, have any obligation to authorize, adopt or execute any supplemental indenture or other agreement that would become effective prior to the Closing.  Subject to the terms and conditions of the Debt Offer, concurrently with the Closing, Parent shall cause the Initial Surviving Company or the Final Surviving Entity, as applicable, to accept for payment and thereafter promptly pay for, any Indebtedness that has been validly tendered pursuant to and in accordance with the Debt Offers and not properly withdrawn using funds provided by Parent.

(e)            Parent shall prepare all necessary and appropriate documentation in connection with any Debt Offers or Debt Payoffs, including the Offer Documents, as applicable, and the Company shall have a reasonable opportunity to review and comment upon such documents.  The parties hereto shall, and shall cause their respective Subsidiaries to, reasonably cooperate with each other in the preparation of any Offer Documents or other appropriate documents.  The Company shall, to the extent requested, keep Parent reasonably informed regarding the status, results and timing of the Debt Offers.  If, at any time prior to the completion of the Debt Offers, the Company or any of its Subsidiaries, on the one hand, or Parent or any of its Subsidiaries, on the other hand, discovers any information that should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, such party that discovers such information shall use commercially reasonable efforts to promptly notify the other party, and an appropriate amendment or supplement prepared by Parent describing such information shall be disseminated by or on behalf of the Company or its Subsidiaries to the holders of the applicable Indebtedness of the Company.  Notwithstanding anything to the contrary in this Section 6.15(e), the Company shall, and shall cause its Subsidiaries to, comply with the requirements of Rule 14e-1 under the Exchange Act and any other Law to the extent applicable in connection with the Debt Offers or Debt Payoffs and such compliance will not be deemed a breach hereof.

(f)            In connection with any Debt Offer and any Debt Payoff, Parent may select one or more dealer managers, information agents, depositaries and other agents, in each case as shall be reasonably acceptable to the Company, to provide assistance in connection therewith and the Company shall, and shall cause its Subsidiaries to, enter into customary agreements with such parties so selected; provided that neither the Company nor any of its Subsidiaries shall be required to indemnify, defend or hold harmless, or pay the fees or reimburse the costs and expenses of, any such party, which indemnification, fee and reimbursement obligations shall be borne by Parent pursuant to separate agreements with such parties to which neither the Company nor any of its Subsidiaries shall be a party or have any obligations under.

(g)            From and after the date of this Agreement, and through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VIII, the Company shall, and the Company shall cause each of its Subsidiaries and use reasonable best efforts to cause its and their representatives (including their auditors) to, use its respective reasonable best efforts to provide all customary cooperation (including providing reasonably available financial and other information regarding the Company and its Subsidiaries for use in marketing and offering documents and to enable Parent to prepare pro forma financial statements) as reasonably requested by Parent to assist Parent in the arrangement of any bank debt financing or any capital markets debt financing for the purposes of financing the payment of the Cash Consideration, any repayment or refinancing of debt contemplated by this Agreement or required in connection with the Mergers and the other transactions contemplated by this Agreement and any other amounts required to be paid in connection with the consummation of the Mergers (collectively, the “Debt Financing”); provided, however, that no obligation of the Company or any of its Subsidiaries under such Debt Financing shall be effective prior to the Closing. Without limiting the foregoing, the Company will, and will encourage CME to, as reasonably requested by Parent, (i) cooperate with Parent to communicate with CME’s lenders with respect to the impact of the Mergers on, and use its reasonable best efforts in order to assist in ensuring that the Mergers do not result in a default or event of default on the part of CME, the Company or any of their Subsidiaries under the terms of, CME’s indebtedness to the extent guaranteed by the Company and/or any of its Subsidiaries, and (ii) cooperate with Parent in the arrangement of any Debt Financing or other third party or intercompany financing for the purposes of replacing CME’s indebtedness.

(h)            Parent shall indemnify and hold harmless the Company and each of its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable attorney’s fees) interest, awards, judgments and penalties suffered or incurred in connection with any and all of the matters contemplated by this Section 6.15 (other than arising from fraud or intentional misrepresentation on the part of the Company or its Subsidiaries), whether or not the Mergers are consummated or this Agreement is terminated.  Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred by the Company or its Subsidiaries in connection with this Section 6.15, whether or not the Mergers are consummated or this Agreement is terminated.

(i)            The Company agrees that, from and after January 1, 2017 and prior to the Effective Time, the Company and each of its Subsidiaries shall not file any registration statement (other than on Form S-8 and other than prospectus supplements to existing registration statements) or consummate any unregistered offering of securities that by the terms of such offering requires subsequent registration under the Securities Act; provided that, a reasonable amount of time prior to the offering of any securities (other than on Form S-8) expected to be issued in a registered transaction or which require registration, the Company will consult with Parent and consider in good faith the suggestions of Parent that are designed to permit such offering to be completed without registration under the Securities Act.

(j)            Parent and Merger Subs acknowledge and agree that the provisions of this Section 6.15 shall not create any independent conditions to Closing.

6.16            Approval by Sole Stockholder of Corporate Sub and sole Member of Merger LLC.  Immediately following the execution and delivery of this Agreement by the parties hereto, Parent, as sole stockholder of Corporate Sub, shall adopt this Agreement and approve the Merger, in accordance with Delaware Law, by written consent.  Immediately following the formation of Merger LLC in accordance with Section 6.19, Parent, as sole member of Merger LLC, shall approve and adopt this Agreement and approve the Subsequent Merger, in accordance with Delaware Law, by written consent.

6.17            Dividends.  The Company shall coordinate with Parent the declaration, setting of record dates and payment dates of dividends on Shares in respect of any calendar quarter so that holders of Shares do not receive dividends on both Shares and Parent Common Stock received in the Initial Merger in respect of the same calendar quarter or fail to receive a dividend on either Shares or Parent Common Stock received in the Initial Merger in respect of the same calendar quarter.

6.18            Voting of Shares.  Parent shall vote, or cause to be voted, any Shares owned by it or any of its Subsidiaries (other than, for the avoidance of doubt, any such shares held by any employee benefit plan of Parent or any of its Subsidiaries or any trustee or other fiduciary in such capacity under any employee benefit plan) in favor of adoption of this Agreement at the Company Stockholders Meeting.

6.19            Formation of Merger LLC; Accession.  As promptly as reasonably practicable after the date hereof, and in any event within five business days after the date hereof, Parent shall form and organize Merger LLC as a Delaware limited liability company, and from and after its formation and at the Effective Time, Parent will be the sole member of Merger LLC. Promptly after forming Merger LLC, (x) Parent, as the sole member of Merger LLC, shall approve this Agreement and (y) Parent shall cause Merger LLC to accede to this Agreement by executing a signature page to this Agreement or a separate joinder instrument acceptable to all parties, after which time Merger LLC shall be a party hereto for all purposes set forth herein. Notwithstanding any provision herein to the contrary, the obligations of Merger LLC to perform its respective covenants hereunder, and the first date on which the accuracy of Merger LLC’s representations hereunder and warranties shall speak, shall commence only at the time of its formation.  From and after the date of its formation and prior to the Effective Time, Merger LLC shall not engage in any activities other than in connection with or as contemplated by this Agreement or have any assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Mergers and the other transactions contemplated by this Agreement.

6.20            Alternative Structure.

(a)            The Company shall use reasonable best efforts to cause any agreement, instrument or indenture with respect to indebtedness for borrowed money to which the Company or any of its Subsidiaries is a party to be amended prior to the date that is not later than the fifth business day prior to the date the Form S-4 Registration Statement is declared effective, if Parent reasonably determines that such amendment is necessary so that the Subsequent Merger will not have any of the effects described in Section 5.1(d)(ii) (mutatis mutandi) (without giving effect to (i) the Company Material Adverse Effect exception at the end of Section 5.1(d)(ii) and (ii) any cure period or notice requirement) with respect to such agreement, instrument or indenture (an “Indenture Impact”); provided that without Parent’s prior written consent the Company shall not make any non-de minimis consent payments to any third party in connection with the foregoing or agree to amend any of the terms of such agreement, instrument or indenture except to amend the provision giving rise to the Indenture Impact.

(b)            In the event that either (i) the Mergers would reasonably be likely to fail to qualify for the Intended Tax Treatment or (ii) the Subsequent Merger would have an Indenture Impact, the parties agree (x) to cooperate in good faith to explore alternative structures that would permit the transactions contemplated hereby to qualify as a reorganization within the meaning of Section 368(a) of the Code and (y) if each party to this Agreement in the exercise of its reasonable business discretion agrees to pursue such an alternative structure, the parties shall enter into an appropriate amendment to this Agreement to reflect such alternative structure and provide for such other changes necessitated thereby; provided, however, that failure of the parties to agree to an alternative structure shall not cause any condition to Closing set forth herein not to be satisfied or otherwise cause any breach of this Agreement; and provided, further, that any actions taken pursuant to this Section 6.20(b) (A) shall not (I) without the consent of the Company and Parent, alter or change the amount, nature or mix of the Merger Consideration or (II) impose any economic or other costs on Parent or the Company that are more than immaterial and (B) shall be capable of consummation without delay in relation to the structure contemplated herein.  Notwithstanding anything in this Agreement to the contrary, in no event shall Parent be required to cause the Subsequent Merger to occur or to effect any alternative structure if the foregoing would result in an Indenture Impact.

(c)            In the event the Mergers would reasonably be likely to fail to qualify for the Intended Tax Treatment, the parties may agree (in each party’s reasonable business discretion) not to consummate the Subsequent Merger.  For the avoidance of doubt, neither the identification nor the implementation of an alternative structure under Section 6.20(b) above shall be a condition to Closing.

ARTICLE VII

CONDITIONS

7.1            Conditions to Each Party’s Obligation to Effect the Initial Merger.  The respective obligation of each party to effect the Mergers is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a)            Stockholder Consent.  This Agreement shall have been duly adopted by holders of Shares constituting the Company Requisite Vote.

(b)            NYSE Listing.  The shares of Parent Common Stock issuable to the Company stockholders pursuant to the Initial Merger shall have been authorized for listing on the NYSE upon official notice of issuance.

(c)            Governmental Consents.  (i) The waiting period applicable to the consummation of the Mergers under the HSR Act shall have expired or been earlier terminated, (ii) if required in connection with the consummation of the Mergers and the issuance of shares of Parent Common Stock pursuant to the Initial Merger, all Governmental Consents of the FCC to transfer control of, or assign, licenses and authorizations pursuant to the Communications Act shall have been obtained and (iii) the Governmental Consents applicable to the consummation of the Mergers set forth on Section 7.1(c)(iii) of the Company Disclosure Letter shall have been obtained (or the applicable waiting period shall have expired or been earlier terminated) (clauses (i)-(iii) collectively, the “Required Governmental Consents”).  For purposes of this Agreement, the term “Governmental Consents” shall mean all consents, approvals, permits, expirations of waiting periods and authorizations required to be obtained prior to the First Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Mergers and the issuance of shares of Parent Common Stock pursuant to the Initial Merger.

(d)            Law; Order.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Mergers.

(e)            S-4.  The S-4 Registration Statement shall have become effective under the Securities Act.  No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

7.2            Conditions to Obligations of Parent and Merger Subs.  The obligations of Parent and Merger Subs to effect the Mergers are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:

(a)            Representations and Warranties.  (i) The representations and warranties of the Company set forth in the first six sentences of Section 5.1(b)(i), the first sentence of Section 5.1(b)(ii) and the fourth sentence of Section 5.1(b)(ii) (Capital Structure) (in the case of the fourth sentence, only as it relates to the Company) shall be true and correct, subject only to de minimis inaccuracies (A) on the date of this Agreement and (B) at the Closing (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date), (ii) the representations and warranties of the Company set forth in (x) the first sentence of Section 5.1(f) (Absence of Certain Changes) shall be true and correct in all respects and (y) Section 5.1(c) (Corporate Authority and Approval; Financial Advisor Opinions) and Section 5.1(l) (Takeover Statutes) shall be true and correct in all material respects (in the case of this clause (y), without regard to any materiality qualifiers specified therein), in each case, (A) on the date of this Agreement and (B) at the Closing (in each case except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iii) the other representations and warranties of the Company set forth in Section 5.1 shall be true and correct (A) on the date of this Agreement and (B) at the Closing (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date); provided that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(iii) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct (read for purposes of this Section 7.2(a)(iii) without any materiality, Company Material Adverse Effect or similar qualification), individually or in the aggregate, has had or would reasonably be likely to have a Company Material Adverse Effect; and (iv) Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the effect that the condition set forth in this Section 7.2(a) has been satisfied.

(b)            Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c)            Government Approvals.  None of the Required Governmental Consents or any other Governmental Consents required under applicable Law in connection with the consummation of the Mergers shall have imposed any Regulatory Actions that, individually or in the aggregate, would be reasonably likely to have a Regulatory Material Adverse Effect.

7.3            Conditions to Obligation of the Company.  The obligation of the Company to effect the Initial Merger is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:

(a)            Representations and Warranties.  (i) The representations and warranties of Parent set forth in Section 5.2(b)(i) (Capital Structure) shall be true and correct in all material respects (A) on the date of this Agreement and (B) at the Closing (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of Parent set forth in (x) the first sentence of Section 5.2(f) (Absence of Certain Changes) shall be true and correct in all respects and (y) Section 5.2(c) (Corporate Authority; Approval) shall be true and correct in all material respects (in the case of this clause (y), without regard to any materiality qualifiers specified therein), in each case, (A) on the date of this Agreement and (B) at the Closing (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iii) the other representations and warranties of Parent and Merger Subs set forth in Section 5.2 shall be true and correct in all respects (A) on the date of this Agreement and (B) at the Closing (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date); provided that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.3(a)(iii) shall be deemed to have been satisfied even if any representations and warranties of Parent and Merger Subs are not so true and correct unless the failure of such representations and warranties of Parent and Merger Subs to be so true and correct (read for purposes of this Section 7.3(a)(iii) without any materiality, Parent Material Adverse Effect or similar qualification), individually or in the aggregate, has had or would reasonably be likely to have a Parent Material Adverse Effect; and (iv) the Company shall have received at the Closing a certificate signed on behalf of Parent and Merger Subs by executive officers of Parent and Merger Subs to the effect that the condition set forth in this Section 7.3(a) has been satisfied.

(b)            Performance of Obligations of Parent and Merger Subs.  Each of Parent and Merger Subs shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and the Company shall have received a certificate signed on behalf of Parent and Merger Subs by executive officers of Parent and Merger Subs to such effect.

ARTICLE VIII

TERMINATION

8.1            Termination by Mutual Consent.  This Agreement may be terminated and the Mergers may be abandoned at any time prior to the First Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent, by action of their respective Boards of Directors.

8.2            Termination by Either Parent or the Company.  This Agreement may be terminated and the Mergers may be abandoned at any time prior to the First Effective Time by action of the Board of Directors of either Parent or the Company if (a) the Initial Merger shall not have been consummated by October 22, 2017 (as it may be extended below, the “Termination Date”), whether such date is before or after the date of adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a); provided that if on such date any of the Required Governmental Consents shall not have been obtained, the Termination Date may be extended one or more times by the Company or Parent from time to time by written notice to the other party up to a date (or dates) on or before April 22, 2018, (b) the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a) shall not have occurred at a meeting duly convened therefor or at any adjournment or postponement thereof at which a vote upon the adoption of this Agreement was taken, or (c) any Law or Order permanently restraining, enjoining or otherwise prohibiting consummation of the Mergers shall become final and non-appealable, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a); provided that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Initial Merger to be consummated.

8.3            Termination by the Company.  This Agreement may be terminated and the Mergers may be abandoned (a) at any time prior to the First Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a), by action of the Board of Directors of the Company if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Subs in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Sections 7.3(a) or 7.3(b) would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured by the 30th day following notice to Parent from the Company of such breach or failure; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.3(a) if the Company is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement or (b) at any time prior to the Company Requisite Vote being obtained, (i) if the Board of Directors of the Company authorizes the Company, to the extent permitted by and subject to complying with the terms of Section 6.2, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal that did not result from a material breach of this Agreement, (ii) concurrently with the termination of this Agreement, the Company, subject to complying with the terms of Section 6.2, enters into an Alternative Acquisition Agreement providing for a Superior Proposal that did not result from a material breach of this Agreement and (iii) prior to or concurrently with such termination, the Company pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5(b).

8.4            Termination by Parent.  This Agreement may be terminated and the Mergers may be abandoned at any time prior to the First Effective Time by action of the Board of Directors of Parent if (a) the Board of Directors of the Company shall have made a Change in Recommendation or (b) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Sections 7.2(a) or 7.2(b) would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured by the 30th day following notice to the Company from Parent of such breach or failure; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.4(b) if Parent is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement.

8.5            Effect of Termination and Abandonment.  (a)  In the event of termination of this Agreement and the abandonment of the Mergers pursuant to this Article VIII, this Agreement (other than as set forth in this Section 8.5 and in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its respective Representatives); provided that no such termination shall relieve any party hereto (1) from any liability for damages to any other party resulting from fraud or any prior breach by such party in any material respect of its covenants or agreements set forth in this Agreement that shall have proximately contributed to the failure of the Mergers to be consummated, and the aggrieved party shall be entitled to all rights and remedies available at law or in equity or (2) from any obligation to pay, if applicable, the Company Termination Fee pursuant to Section 8.5(b) or the Parent Reimbursement Amount pursuant to Section 8.5(c).

(b)            If this Agreement is terminated (i) by Parent pursuant to Section 8.4(a) (Change in Recommendation) or (ii) by the Company pursuant to either (x) Section 8.2(b) (Stockholder Vote) at a time when Parent had the right to terminate pursuant to Section 8.4(a) (Change in Recommendation) or (y) Section 8.3(b) (Termination for Superior Proposal), then the Company shall, within two business days after such termination in the case of clause (i) or concurrently with such termination in the case of clause (ii), pay Parent a fee equal to $1,725,000,000 (the “Company Termination Fee”).  In addition, if (i) this Agreement is terminated (A) by Parent or the Company pursuant to Section 8.2(a) (Termination Date) or 8.2(b) (Stockholder Vote) or (B) by Parent pursuant to Section 8.4(b) (Company Breach), (ii) prior to such termination referred to in clause (i) of this sentence, but after the date of this Agreement, a bona fide Acquisition Proposal shall have been publicly made to the Company or any of its Subsidiaries or shall have been made directly to the Company’s stockholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make a bona fide Acquisition Proposal with respect to the Company (a “Company Acquisition Proposal”) or, in the case of termination by Parent pursuant to Section 8.4(b) (Company Breach), a Company Acquisition Proposal shall have been made publicly or privately to the Company, (iii) in the case of a termination pursuant to Section 8.2(a) (Termination Date), the conditions set forth in Sections 7.1(c) (Governmental Consents), 7.1(d) (Law; Order) and 7.2(c) (Government Approvals) shall have been satisfied, and (iv) within 12 months after the date of a termination in either of the cases referred to in clauses (i)(A) and (i)(B) of this sentence of Section 8.5(b), the Company consummates a Company Acquisition Proposal or enters into an agreement contemplating a Company Acquisition Proposal, then the Company shall pay the Company Termination Fee concurrently with the earlier of such entry or consummation; provided that solely for purposes of the second sentence of this Section 8.5(b), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 6.2(d), except that the references to

“15% or more” shall be deemed to be references to “50% or more”.  In no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(c)            If this Agreement is terminated by the Company or Parent (i) pursuant to Section 8.2(c) (Law; Final and Non-Appealable Order) as the result of any applicable Antitrust Law, Communications Law, Utilities Law or Foreign Regulatory Law or an Order imposed by a Governmental Entity with jurisdiction over enforcement of any applicable Antitrust Laws, Communications Laws, Utilities Laws or Foreign Regulatory Laws (each, a “Governmental Regulatory Entity”) with respect to an Antitrust Law, Communications Law, Utilities Law or Foreign Regulatory Law or (ii) pursuant to Section 8.2(a) (Termination Date) and, at the time of such termination, one or more of the conditions set forth in Section 7.1(c) or Section 7.1(d) (as the result of any applicable Antitrust Law, Communications Law, Utilities Law or Foreign Regulatory Law or an Order imposed by a Governmental Regulatory Entity with respect to an Antitrust Law, Communications Law, Utilities Law or Foreign Regulatory Law) or Section 7.2(c) was not satisfied and, in the case of each of (i) or (ii), at the time of such termination (A) all of the other conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing, provided that such conditions were then capable of being satisfied if the Closing had taken place) and (B) the Company is not in breach in any material respect of its obligations under this Agreement in any manner that shall have proximately contributed to the imposition of the Order referred to in clause (i) or the failure of the conditions referred to in clause (ii) above, as applicable, then Parent shall, within two business days after such termination, pay the Company in respect of its time and expenses an amount equal to $500,000,000 (the “Parent Reimbursement Amount”).  In no event shall Parent be required to pay the Parent Reimbursement Amount on more than one occasion.

(d)            Each party acknowledges that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, no party would have entered into this Agreement; accordingly, (i) if the Company fails to pay promptly the amount due pursuant to Section 8.5(b) or (ii) if Parent fails to pay promptly the amount due pursuant to Section 8.5(c) (any such amount due, a “Payment”), and, in order to obtain such Payment, the party entitled to receive such Payment (the “Recipient”) commences a suit which results in a judgment against the party obligated to make such Payment (the “Payor”) for the applicable Payment, or any portion thereof, the Payor shall pay to the Recipient its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the Payment at the prime rate of Citibank N.A. in effect on the date such Payment was required to be paid from such date through the date of full payment thereof.

(e)            In the event that a Payment is paid pursuant to Section 8.5(b) or Section 8.5(c), the Recipient shall have the right, exercisable by written notice to the Payor within five business days after receipt of such Payment, to refund such Payment to the Payor, and in the event that the Payor actually receives a full refund of the entire Payment within five business days after the delivery of such notice (the “Refund”), the Company, Parent and Merger Subs shall be entitled to all remedies available as contemplated by clause (1) of the proviso of Section

8.5(a).  If, after receiving the Payment, the Recipient fails to exercise its right to refund the Payment in accordance with the time periods provided for in this Section 8.5(e), the Recipient shall be deemed to have irrevocably waived such rights and Payor (and, if Parent is the Payor, Merger Subs) and its Representatives shall have no further liability to the Recipient under this Agreement except as set forth in Section 9.1, and except for fraud.

(f)            If a Payment is required to be paid pursuant to this Section 8.5 and the Recipient complies with the Refund provisions of Section 8.5(e) or the Payment is not made, in each case such that the last sentence of Section 8.5(e) is not applicable, then the Recipient shall be entitled to all remedies available under Section 8.5(a) of this Agreement.  If a Payment is required to be and is paid pursuant to this Section 8.5 and the Recipient does not comply with the Refund provisions of Section 8.5(e) such that the last sentence of Section 8.5(e) is applicable, then such Payment (together with any additional amounts pursuant to Section 8.5(d)) shall, except for fraud, be the sole and exclusive remedies of the Recipient and its respective Subsidiaries and any of the Recipient’s or its Subsidiaries’ respective former, current, or future general or limited partners, stockholders, directors, officers, managers, members, Affiliates, agents and other Representatives against the Payor or any of its Subsidiaries and any of their respective former, current, or future general or limited partners, stockholders, directors, officers, managers, members, Affiliates, agents or other Representatives for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Mergers or the other transactions contemplated by this Agreement to be consummated.

(g)            Notwithstanding anything to the contrary in this Agreement, none of the Financing Sources shall have any liability to the Company or any Person that is an Affiliate of the Company relating to or arising out of this Agreement, the Debt Financing or otherwise, whether at law, or equity, in contract, in tort or otherwise, and neither the Company nor any Person that is an Affiliate of the Company shall have any rights or claims against any Financing Sources hereunder or thereunder.  As used in this Agreement, the term “Financing Sources” means any agent, arranger, lender or other entity that has committed to provide or arrange, or has entered into definitive agreements related to, the Debt Financing, or any of such Person’s Affiliates or its or their respective officers, directors, employees, partners, trustees, shareholders, controlling persons, agents, representatives, successors or assigns.

ARTICLE IX

MISCELLANEOUS AND GENERAL

9.1            Survival.  This Article IX and the agreements of the Company, Parent and Merger Subs contained in Article IV and Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Mergers.  This Article IX (other than Section 9.2 (Modification or Amendment), Section 9.3 (Waiver) and Section 9.12 (Assignment)) and the agreements of the Company, Parent and Merger Subs contained in Section 6.6(b) (Access, Consultation), Section 6.10 (Expenses), Section 6.15(h) (Financing Indemnification), Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement and the Clean Team Agreement (each as defined in Section 9.7) shall survive the termination of this

Agreement.  All other representations, warranties, covenants and agreements in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the consummation of the Mergers or the termination of this Agreement.  This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the First Effective Time.

9.2            Modification or Amendment.  Subject to the provisions of applicable Law (including Section 251(d) of the DGCL), at any time prior to the Effective Time, this Agreement (including any Schedule hereto) may be amended, modified or supplemented in writing by the parties hereto, by action of the boards of directors of the respective parties. Notwithstanding the foregoing, no amendments or modifications to the provisions which the Financing Sources are expressly made third-party beneficiaries pursuant to Section 9.8 shall be permitted in a manner adverse to any Financing Source without the prior written consent of such Financing Source.

9.3            Waiver.  (a)  Any provision of this Agreement may be waived prior to the First Effective Time if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective.

(b)            No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

9.4            Counterparts; Effectiveness.  This Agreement may be executed in any number of counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF)), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

9.5            Governing Law and Venue; Waiver of Jury Trial.  (a)  THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.  Each of the parties hereby irrevocably submits exclusively to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and each of the parties hereto irrevocably agrees that all claims relating to such action, suit or proceeding shall be heard and determined in such a state or federal court.  The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof.

(b)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE COMPANY (ON BEHALF ITSELF AND ITS SUBSIDIARIES) AND EACH OF THE OTHER PARTIES HERETO WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO ANY DEBT FINANCING OBTAINED BY PARENT OR ANY OF ITS SUBSIDIARIES IN CONNECTION WITH THE MERGERS OR THE PERFORMANCE THEREOF OR THE TRANSACTIONS CONTEMPLATED THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6            Notices.  Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (a) on the date sent by facsimile (with confirmation of transmission) or e-mail of a PDF document if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, (b) when delivered, if delivered personally to the intended recipient, and (c) one business day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the following address for such party:

if to Parent or Merger Subs

AT&T Inc.
One AT&T Plaza
208 South Akand Street, Suite 3202
Dallas, Texas 75202
Attention:	David R. McAtee II
Fax:	(214) 746-6414
Email:	* * *

with copies to (which shall not constitute notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:	Joseph B. Frumkin
Fax:	(212) 558-3588
Email:	frumkinj@sullcrom.com

Sullivan & Cromwell LLP
1888 Century Park East, Suite 2100
Los Angeles, California 90067
Attention:	Eric M. Krautheimer
Fax:	(212) 558-3588
Email:	krautheimere@sullcrom.com

if to the Company

Time Warner Inc.
One Time Warner Center
New York, New York 10019
Attention:	General Counsel
Fax:	(212) 484-7167
Email:	* * *

with copies to (which shall not constitute notice):

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention:	Faiza J. Saeed, Esq.
Eric L. Schiele, Esq.
Fax:	(212) 474-3700
Email:	fsaeed@cravath.com
eschiele@cravath.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

9.7            Entire Agreement.  This Agreement (including any exhibits hereto, the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement, dated August 29, 2016, between the Company and Parent (the “Confidentiality Agreement”) and the Clean Team Confidentiality Agreement, dated October 17, 2016, between the Company and Parent (the “Clean Team Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

9.8            No Third Party Beneficiaries.  This Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, other than (a) as provided in Section 6.11 (Indemnification; Directors’ and Officers’ Insurance), (b) the right of the Company’s stockholders to receive the Merger Consideration after the Closing, (c) the right of the holders of awards under the Company Stock Plans to receive such consideration as provided for in Section 4.5 after the Closing and (d) Sections 8.5(g), 9.2 and 9.5 which, to the extent applicable to the Financing Sources, are intended to benefit, and be enforceable by, the Financing Sources.

9.9            Obligations of Parent and of the Company.  Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action.  Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Initial Surviving Company or the Final Surviving Company to cause such Subsidiary to take such action.

9.10            Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision negotiated in good faith by the parties hereto shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (a) above, be affected by such invalidity or unenforceability, except as a result of such substitution, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.11            Interpretation.  (a)  The table of contents and the Article, Section and paragraph headings or captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.  Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “or” when used in this Agreement is not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(b)            The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.12            Assignment.  This Agreement shall not be assignable by operation of law or otherwise; provided that Parent may designate, prior to the First Effective Time, by written notice to the Company, another Subsidiary all of the common equity of and voting interest in which are owned directly or indirectly by Parent to be a party to the Initial Merger in lieu of Corporate Sub, in which event all references herein to Corporate Sub shall be deemed references to such other Subsidiary (except with respect to representations and warranties made herein with respect to Corporate Sub as of the date of this Agreement) and all representations and warranties made herein with respect to Corporate Sub (other than the representations and warranties set forth in Section 5.2(b)(ii)) as of the date of this Agreement shall also be made with respect to such other Subsidiary as of the date of such designation; provided that such assignment shall not relieve Parent of its obligations hereunder or otherwise enlarge, alter or change any obligation of any other party hereto or due to Parent or such other Subsidiary; provided further that (unless each party agrees in its reasonable business discretion that the Mergers would reasonably be expected to fail to qualify for the Intended Tax Treatment without regard to such assignment) such assignment shall not prevent or impede the Initial Merger, together with the Subsequent Merger, from qualifying for the Intended Tax Treatment.  Any assignment in contravention of the preceding sentence shall be null and void.

9.13            Specific Performance.  The parties hereto acknowledge and agree that irreparable damage would occur and that the parties would not have any adequate remedy at law if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in accordance with Section 9.5 of this Agreement, without proof of actual damages (and each party hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.  The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that the Company or Parent otherwise have an adequate remedy at law.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

TIME WARNER INC.

By:
Name:
Title:

AT&T INC.

By:
Name:
Title:

WEST MERGER SUB, INC.

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger]